UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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Ennis, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

June 6, 2018

Dear Shareholders:

The board of directors and management cordially invite you to attend the Ennis, Inc. annual meeting of shareholders to be held at 10:00 a.m., local time, on Wednesday, July 18, 2018, at the Midlothian Conference Center, One Community Circle, Midlothian, Texas 76065. The formal notice of the annual meeting of shareholders and Proxy Statement are attached.

Ennis, Inc. has chosen to furnish its Proxy Statement and Annual Report to its shareholders over the internet, as allowed by the rules of the Securities and Exchange Commission. Rather than mailing paper copies, we believe that this e-proxy process will expedite shareholder receipt of the materials and lower Ennis’ expenses associated with this process. As a shareholder of Ennis, you are receiving by mail (or electronic mail) a Notice of Internet Availability of Proxy Materials (the “Notice”) which will instruct you on how to access and review the proxy statement and annual report over the internet. The Notice will also instruct you how to vote your shares over the internet. Shareholders who would like to receive a paper copy of our Proxy Statement and Annual Report, free of charge, should follow the instructions in the Notice. Shareholders who request paper copies will also receive a proxy card or voting instructions form to allow them to vote their shares by mail in addition to over the internet or by telephone.

It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, you may vote your shares by following the instructions in the Notice. If you submit your proxy and are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. See response to the question “How do I vote?” in the Proxy Statement for a more detailed description of voting procedures and the response to the question “Do I need an admission ticket to attend the annual meeting?” in the Proxy Statement for our procedures for admission to the meeting.

Sincerely,

Keith S. Walters	Richard L. Travis, Jr.
President, Chief Executive Officer and	Chief Financial Officer
Chairman of the Board

Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, July 18, 2018

To our shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Ennis, Inc., will be held on Wednesday, July 18, 2018 at 10:00 a.m., local time, at the Midlothian Conference Center located at One Community Circle, Midlothian, Texas 76065 (the “Annual Meeting”). At the Annual Meeting, we will ask you to vote on the following proposals:

•	The election of three directors to serve for a three-year term or until their successors are duly elected and qualified;

•	The ratification of the appointment of the independent registered public accountants; and

•	The approval of a non-binding advisory vote on executive compensation.

In their discretion, the proxies are authorized to vote, as described in the accompanying Proxy Statement, upon any other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on May 21, 2018 are entitled to receive notice of and to vote their shares at the Annual Meeting.

Ennis, Inc. is pleased to take advantage of the rules of the Securities and Exchange Commission that allow companies to furnish proxy materials to their shareholders over the internet. Ennis, Inc. believes that this process allows us to provide you with the information you need while lowering the costs associated with the Annual Meeting. While you are cordially invited to attend the Annual Meeting in person, you may either vote in person at the Annual Meeting, or vote by proxy, which allows your shares to be voted at the Annual Meeting even if you are not able to attend. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible.

By Order of the Board of Directors

Michael D. Magill
Corporate Secretary
Midlothian, Texas
June 6, 2018

ENNIS, INC.

2441 Presidential Parkway

Midlothian, Texas 76065

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be held on July  18, 2018

QUESTIONS AND ANSWERS REGARDING THE PROXY

STATEMENT AND ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting of Shareholders will be held on Wednesday, July 18, 2018, at 10:00 a.m. local time at the Midlothian Conference Center located at One Community Circle, Midlothian, Texas 76065. You are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commissions (the “SEC”), Ennis, Inc. (“Ennis” or the “Company”) has elected to provide access to its Proxy Statement and Annual Report, which we refer to as the proxy materials, over the internet or, upon your request, have delivered printed versions of the proxy materials to you by mail. The proxy materials are being provided in connection with Ennis’s solicitation of proxies for use at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 6, 2018 to its shareholders entitled to receive notice of and to vote at the annual meeting.

All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed set may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an on-going basis. Ennis encourages shareholders to take advantage of the availability of the proxy materials over the internet.

How can I access the proxy materials electronically?

The Notice will provide you with instructions regarding how to:

•	View Ennis’s proxy materials for the annual meeting over the internet; and

•	Instruct Ennis to send future proxy materials to you electronically or by email.

Ennis’s proxy materials are also available on Ennis’s website at www.ennis.com/investor_relations.

Choosing to receive future proxy materials by email will save Ennis the cost of printing and mailing documents to you thereby lowering the costs associated with the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is included in the proxy materials?

Ennis’s Annual Report on Form 10-K for the year ended February 28, 2018, as filed with the SEC on May 11, 2018, and this Proxy Statement.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

I may have received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card/notice that you received.

How does the Board of Directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Company’s Board of Directors (the “Board”). The Board’s recommendation can be found with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

FOR, the Board’s proposal to elect the nominated Directors;

FOR, the Board’s proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm; and

FOR, the non-binding advisory vote on executive compensation for our named executive officers.

What will occur at the Annual Meeting?

We will determine whether enough shareholders are present at the meeting to conduct business. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of our common stock as of May 21, 2018, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

All shareholders of record at the close of business on May 21, 2018, will be entitled to vote on matters presented at the meeting or any adjournment thereof. On May 21, 2018, there were 25,451,559 shares of our common stock issued and outstanding. The holders of a majority, or 12,725,780 of the shares of our common stock entitled to vote at the meeting, must be represented at the meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the Notice.

If a quorum of shareholders are present at the meeting to conduct business, then we will: (i) vote to elect as members of our Board of Directors the following individuals for a three-year term: Godfrey M. Long, Jr., Troy L. Priddy, and Alejandro Quiroz; (ii) ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2019; (iii) tabulate the non-binding vote on executive compensation; and (iv) conduct any other business properly coming before the meeting.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. We have hired Computershare Investor Services, LLC, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of Computershare Investor Services, LLC and our legal counsel will act as inspectors of election.

A representative of Grant Thornton LLP, our independent registered public accounting firm, is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.

How many votes are necessary to elect the nominees for director?

When a quorum is present, directors will be elected by a majority of votes cast, unless the election is contested, in which case directors will be elected by a plurality of votes cast. An election will be contested if the number of nominees, as determined by the Board of Directors, exceeds the number of directors to be elected. A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. The following will not be deemed votes cast: (i) a share otherwise present at the meeting but for which there is an abstention and (ii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Brokers are not permitted to vote for the election of directors, unless you provide specific instructions to them by completing and returning the Voting Instruction Form or following the instructions provided to you by your broker for voting your shares by telephone or the internet.

With respect to a contested election of directors, shareholders may have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder’s votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder’s intention to vote cumulatively to the Corporate Secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote, or their proxies, may cumulate their votes. Upon such written notice, the persons named in the accompanying form of proxy may cumulate their votes. As a result, the Board also is soliciting discretionary authority to cumulate votes.

How are votes counted for the election of directors?

In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. Abstentions will be counted for purposes of determining the presence or absence of a quorum only.

What happens if a director in an uncontested election does not receive a majority of votes cast for his or her election?

If a director in an uncontested election does not receive a majority of votes cast for his or her election, the director will, within ten business days of certification of election results, submit to the Board of Directors a letter of resignation for consideration by the Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee will promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to such tendered resignation. The Board will determine whether to accept or reject such resignation or what other action should be taken within 90 days of the certification of election results.

How many votes are necessary to ratify the selection of Grant Thornton LLP?

The ratification of the selection of Grant Thornton LLP, as our independent registered public accounting firm, requires the affirmative vote of the shareholders present or represented by proxy and representing a majority of votes entitled to be cast. Abstentions will have no effect as a vote. Brokers holding shares for beneficial owners have discretionary voting power to vote such shares in favor of this proposal, unless instructed otherwise.

May the Audit Committee select a different accounting firm after an affirmative shareholder vote ratifying Grant Thornton LLP?

Even if the shareholders ratify the appointment of Grant Thornton LLP, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and the interests of its shareholders. The Audit Committee periodically considers whether there should be a rotation of independent registered public accounting firms because the Audit Committee believes it is important for the registered public accounting firm to maintain independence and objectivity.

How many votes are necessary to approve the non-binding advisory vote on executive compensation?

Approval of the non-binding advisory vote on executive compensation requires the affirmative vote of the shareholders present or represented by proxy and representing a majority of the votes entitled to be cast. Abstentions will have no effect as a vote. Brokers will not have discretionary voting power on this proposal and are not permitted to vote on this proposal, unless you provide specific instructions to them by completing and returning the Voting Instructions Form or following the instructions provided to you by your broker for voting your shares by telephone or the internet. As your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee and the Board will take the outcome into account when considering future executive compensation arrangements.

What if a nominee is unwilling or unable to serve?

The persons nominated for election to our Board of Directors have agreed to stand for election. However, should a nominee become unable or unwilling to accept nomination or election, the proxies will be voted for the election of such other person as the Board may recommend. Our Board of Directors have no reason to believe that the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought.

What is the difference between holding shares of Ennis stock as a “shareholder of record” and as a “beneficial owner”?

Many of our shareholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions in the voting process between holding shares as a “shareholder of record” and holding shares as a “beneficial owner” in street name.

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are the “shareholder of record” of the shares. If your shares are held in a brokerage account or by a bank or by another nominee, you are the “beneficial owner” of shares held in street name.

How do I vote?

You may vote using any of the following methods:

•	By internet

If you are a shareholder of record, you will need the control number included on the Notice to access the proxy materials. Follow the instructions on the Notice to vote your shares electronically over the internet. If you are a beneficial owner of shares, you may vote your shares electronically over the internet by following the instructions sent to you by your broker, bank, or other holder of record.

•	By mail

If you are a shareholder of record, request from us, by following the instructions on the Notice, printed copies of the proxy materials, which will include a proxy card. If you are a beneficial owner of shares, you may vote your shares by mail by following the instructions sent to you by your broker, bank, or other holder of record. Be sure to complete, sign, and date the proxy card or voting instruction form and return it in the prepaid envelope.

•	By telephone

If you are a shareholder of record, you may vote your share telephonically by calling the toll-free number that is referenced in the proxy materials available over the internet or by mail. If you are a beneficial owner of shares, you may vote your shares telephonically by following the instructions sent to you by your broker, bank, or other holder of record.

•	In person at the Annual Meeting

All shareholders of record may vote in person at the Annual Meeting. You can request a ballot at the meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to attend or vote at the Annual Meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. central time on July 18, 2018. The availability of internet and telephone voting for beneficial owners will depend on the voting process of your broker, bank, or other holder of record. We therefore recommend that you follow the voting instructions in the materials provided to you by your broker, bank or other holder of record. If you vote over the internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. or Canada, please use the internet or mail voting methods. Your vote is important.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

•	Sending written notice to our Corporate Secretary at 2441 Presidential Parkway, Midlothian, Texas 76065;

•	Timely delivering a valid, later-dated proxy or later-dated vote via the internet or telephone; or

•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote the shares held in your name, your shares will not be voted.

If you hold your shares through one of the Company’s employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you sign and return a proxy card without giving specific instructions, the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement. With respect to other matters properly presented for a vote at the Annual Meeting, the proxy holders may use their discretion to determine how to vote your shares.

If you are a beneficial owner of shares and do not provide your broker, bank or other holder of record with specific voting instructions, then under the rules of the New York Stock Exchange, your broker, bank, or other holder of record may only vote on matters for which it has discretionary voting power to vote. If your broker, bank, or other holder of record does not receive instructions from you on how to vote your shares and such holder does not have discretion to vote on the matter, then that holder will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares and your shares will not be voted on that matter.

How do I raise an issue for discussion or vote at the next Annual Meeting?

Under SEC rules, a shareholder who intends to present a proposal, including the nomination of directors, at the 2019 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than February 6, 2019. Any such proposals must comply with SEC regulations under Rule 14a-8 of the Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

All written proposals should be directed to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403.

The Nominating Committee is responsible for selecting and recommending director candidates to our Board, and will consider nominees recommended by shareholders. If you wish to have the Nominating Committee consider a nominee for director, you must send a written notice to the Company’s Corporate Secretary at the address provided above and include the information required by the Nominating Committee Charter, as discussed in the section entitled Director Nominating Processes of this Proxy Statement.

Could other matters be decided at the Annual Meeting?

As of the date we began to deliver the Notice, we did not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement.

If you vote your shares over the internet or by telephone or you sign and return a proxy card or voting instructions form, and other matters are properly presented at the Annual Meeting for consideration, the proxies appointed by the Board of Directors (the persons named in your proxy card) will have the discretion to vote on those matters for you. The proxies intend to vote in accordance with their best judgment in the interest of Ennis and its shareholders.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual meeting will be available at the Annual Meeting, and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 5:00 p.m. central time, at our corporate headquarters at 2441 Presidential Parkway, Midlothian, Texas 76065 by contacting our Corporate Secretary.

Who will pay for the cost of this solicitation?

Our Board has sent you this Proxy Statement. Our directors, officers, and employees may solicit proxies by mail, by telephone, or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries that hold our common stock of record to forward solicitation materials to the beneficial owners of that common stock, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies.

In order to ensure that a quorum is present to conduct the meeting, we have also hired Georgeson Shareholder Communications, Inc. to assist in the solicitation and distribution of proxies, for which they will receive a fee of $11,000 for representation and shareholder services, as well as reimbursement for out-of-pocket costs and expenses.

Do I need an admission ticket to attend the annual meeting?

You will need an admission ticket or proof of stock ownership to enter the annual meeting. If you are a shareholder of record, your admission ticket is the Notice mailed (or sent electronically) to you or the admission ticket attached to you proxy card if you elected to receive a paper copy of the proxy materials. If you plan to attend the annual meeting, please bring it with you to the Annual Meeting.

If you are a beneficial owner of shares and you plan to attend the annual meeting, you must present proof of your ownership of Ennis common stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting. If you have any questions about attending the meeting, please call investor relations at 972-775-9800 or toll-free at 800-752-5386.

Where can I find the voting results of the Annual Meeting?

We will announce the voting results at the Annual Meeting and will publish the results in our current report on Form 8-K. We will file that report with the SEC on or around July 20, 2018. This Form 8-K will be available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the internet at www.ennis.com.

PROPOSAL NO. 1

APPROVAL OF ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES

The number of directors who shall constitute the Board is currently set at nine, as set forth in the Company’s Articles of Incorporation and the Bylaws. The Board of Directors consists of three classes serving staggered three-year terms as set forth in Article Five of the Company’s Articles of Incorporation. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires. The staggered Board was approved by the shareholders at the June 13, 1983 Annual Stockholders Meeting.

Our Board of Directors proposes the election of Godfrey M. Long, Jr., Troy L. Priddy, and Alejandro Quiroz as directors to hold office for a term of three years, expiring at the close of our Annual Meeting of Shareholders to be held in 2021 or until their successors are duly elected and qualified. It is the Board’s opinion that because of each candidates’ business experience and/or his tenure as a director of the Company, each is sufficiently familiar with the Company and its business to be able to competently direct the Company’s business affairs. Biographical information on each candidate is set forth in Directors — Summary of Our Independent Directors section of this Proxy Statement.

If any of Mr. Long, Mr. Priddy, or Mr. Quiroz becomes unavailable for election, which is not anticipated, the proxies will be voted for the election of such other person as the Board may recommend.

The Board of Directors recommends that shareholders vote “FOR” the Nominees for Director set forth above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of an independent registered public accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board of Directors on a key corporate governance issue.

Grant Thornton LLP has served as the Company’s independent registered public accounting firm for the fiscal years 2005 through 2018 and has reported on our financial statements during such time period. The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2019. The Board of Directors is asking shareholders to ratify this selection.

Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year it is determined that such a change would be in the Company’s best interest and the interests of the shareholders. The Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firms because the Audit Committee believes it is important for the registered public accounting firm to maintain independence and objectivity.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2019.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Ennis shareholders have the opportunity at the Annual Meeting to vote on an advisory resolution on our executive compensation package, otherwise known as “Say-on-Pay,” to approve the compensation of Ennis’s named executive officers (“NEOs”), as described in the Executive Compensation section of this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee and the Board will take the outcome into account when considering future executive compensation arrangements. This vote is required pursuant to Section 14A of the Securities Exchange Act. This shareholder advisory vote on executive compensation currently occurs each year, and the next such shareholder advisory vote will occur at the next Annual Meeting of Shareholders in 2019.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package utilizes a mixture of cash and equity awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by our management team. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests that our shareholders approve the Company’s executive compensation for our NEOs as described in this Proxy Statement pursuant to the SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

The Board of Directors recommends that you vote “FOR” the non-binding advisory vote on executive compensation for our Named executive officers.

CORPORATE GOVERNANCE MATTERS

General

Our Corporate Governance Guidelines address the following matters, among others: director qualifications, director responsibilities, committees of the Board (“Committees”), director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, CEO evaluation, and succession planning. The Corporate Governance Guidelines also contain categorical standards, which are consistent with the standards set forth in the New York Stock Exchange (“NYSE”) listing standards, to assist the Board in determining the independence of the Company’s directors. A copy of these guidelines is available free of charge upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the internet at www.ennis.com.

Board Size

The Company’s Articles of Incorporation and Bylaws provide that the number of directors is nine.

Director Independence

Our Governance Guidelines provide that the Board of Directors must be composed of a majority of independent directors. The Board has approved Independence Guidelines that expand on the criteria for independence, which guidelines are posted on our website. The Board has determined that each non-employee director meets the standards regarding independence set forth in the Corporate Governance Guidelines of the Company, is in compliance with NYSE rules, and has no material relationship with the Company. The Board of Directors has determined that the current independent directors, which consist of Mr. Blind, Mr. Bracken, Mr. Long, Mr. Price (not standing for re-election), Mr. Quiroz, Mr. Schaefer and Mr. Taylor constitute a majority of the Board. The Board has determined that Mr. Priddy, our new nominee, meets the standards of independence in compliance with NYSE rules, and has no material relationship with the Company. If all three nominees are elected, independent directors will continue to constitute a majority of the Board.

Criteria for Membership on the Board

When identifying director nominees, the Nominating Committee seeks director candidates with high personal and professional ethics, integrity and values. In addition, the Nominating Committee looks for nominees who have outstanding records of accomplishments in their chosen business or profession, and are committed to representing the long-term interest of our shareholders. The Board seeks members reflecting a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, current or past involvement in our industry, and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests.

The Company currently has a Hispanic representative, Mr. Quiroz, and is committed to nominating a qualified female. The Nominating Committee is actively in discussions with a female candidate who has excellent qualifications in our industry. Although this potential candidate is not currently available to stand for election, the Nominating Committee intends to continue exploring a future nomination of this candidate.

The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. Physical attendance is mandatory for all Board and Committee meetings to constitute attendance pursuant to our Bylaws. The Director must also have the financial wherewithal to meet the stock ownership requirements of Directors. While the Board does not have a tenure policy, two of the three longest tenured directors have not stood for re-election either last year or this year. The Nominating Committee believes that with its near-term commitment to elect a qualified female candidate to the Board, and the addition of a new director last year and a new nominee this year, there is not a need to have a formal tenure policy at this time.

Board Nominee

With the Board opening occasioned by Tom Price not standing for re-election, the Board is nominating Troy L. Priddy to fill Mr. Price’s position.

Ennis is headquartered in Midlothian, Texas, where it has been located since occupying its corporate office in 2004. Midlothian is a fast growing community which styles itself as the Southern Star of the DFW Metroplex. In 2004 the Company was the only public company headquartered in Midlothian and was surrounded by a lot of range-land which has been developed over the past decade. One of our former board members, Ken Pritchett, was a real estate developer who was very involved in developing properties, both commercial and residential, in the Midlothian area of Ellis County, Texas. Mr. Pritchett was instrumental in maintaining a good rapport with the city and county officials, to insure that zoning and land development was in the best interest of the Company, and that the city and county officials were apprised of the Company’s position on development near the Company’s headquarters.

With the retirement of Ken Pritchett last year, the Company lost the service of an important director with ties to the local community where the Company has its corporate offices. The Nominating Committee believes an important criteria for Board candidates is personal and business ties to the local communities due to the amount of real estate and local personnel who work for the Company. The Board believes that an individual like Mr. Priddy, with his reputation in the local community, will serve the Company’s interest well and continue the legacy of local relationships established by our former director.

Director Nomination Process

The charter of our Nominating Committee allows shareholders to recommend to the Nominating Committee candidates for membership on the Board of Directors. To utilize this process and recommend a candidate for director using this process: (i) the shareholder must follow procedures set forth in the Nominating Committee Charter and (ii) the candidate must meet the qualification standards set forth in the Company’s Corporate Governance Guidelines.

Only shareholders that have owned at least 5% of the outstanding shares of our common stock for more than one year prior to the date of the shareholder’s recommendation may submit the name of a candidate for the Nominating Committee to consider for nomination. To propose a candidate, the shareholder must provide the following information in the shareholder’s submission:

•	Name of the candidate;

•	A resume and brief biographical sketch of the candidate;

•	A description of the skills and attributes that this candidate can contribute to the strength of the Board and how he or she can benefit the Company with their service;

•	Proof that the shareholder has owned at least 5% of the outstanding shares of our common stock for more than one year prior to the date of the shareholder’s recommendation; and

•	The candidate’s consent and willingness to serve on the Board if elected.

In order to include a candidate in any proxy statement of the Company for the election of directors, the following information is also required:

•	The nominee’s name, age, and business and residence address;

•	The nominee’s principal occupation or employment;

•	The class and number of shares of common stock, if any, owned by the nominee;

•	The name and address of the nominating shareholder as they appear on the Company’s books;

•	The class and number of shares of common stock owned by the nominating shareholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the shareholder and the nominee; and

•	Any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors.

Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms, or other sources and the Nominating Committee’s judgment is final as to the candidates submitted for election. The Nominating Committee will request and review the resume of any of the candidates based on the qualifications set forth in the Nominating Committee Charter and the Company’s Governance Guidelines. There can only be one shareholder nominee in our proxy statement for any given annual meeting.

Board Responsibilities

Our business is managed under the direction of the Board. The Board monitors management on behalf of the shareholders. Among the Board’s major responsibilities are:

•	Selection, compensation, and evaluation of the executive officers and oversight of succession planning for the Company’s chief executive officer (the “Chief Executive Officer” or “CEO”);

•	Assurance that processes are in place to promote compliance with law and high standards of business ethics;

•	Oversight of Ennis’s strategic planning;

•	Approval of all material transactions and financings;

•	Understanding Ennis’ financial statements and other disclosures;

•	Evaluating the process for producing accurate and complete reporting and changing where determined necessary;

•	Using its experience to advise management on major issues facing Ennis; and

•	Evaluating the performance of the Board and its committees and making appropriate changes where determined necessary.

Directors are expected to maintain a good attendance record and familiarize themselves with any materials distributed prior to each Board or committee meeting. All directors may place items on agendas for Board meetings. The chair of each Committee (the “Chair” or “Chairman”) clears agendas for the meetings of their respective Committee, and Committee members may place items on the agenda.

Board Leadership Structure, Board Meetings and Executive Sessions

The Board does not maintain a strict policy regarding the separation of the offices of Chairman of the Board and CEO. However, the Board does review its structure on an annual basis and firmly believes this is a matter that should be part of any succession planning process. We currently believe there is no benefit in separation of the two offices considering the open and effective relationship the Board enjoys with the incumbent CEO.

As set forth in our Corporate Governance Guidelines, we have an established policy for a Committee Chairman to act as lead director to liaison with the CEO, establish agenda items for Board meetings and executive sessions, and moderate the executive sessions. The lead director serves on a pre-established rotating basis with the other Committee Chairs.

The Board of Directors not only holds regular quarterly meetings but also holds other meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s regulatory filings with the SEC. Special meetings of the Board have occurred when unusual or extraordinary material items occur such as responding to a proposal to sell material assets or business lines. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, as part of every regularly scheduled Board meeting. All Board Committees may, at their option, meet with the Chief Executive Officer solely in the capacity as a guest, but are not required to do so. The CEO can be excused from any meeting in the sole discretion of the independent directors to allow any Board committee to speak confidentially and candidly. Our Bylaws specifically provide that the President and CEO cannot be a member of any committee of the Board and has no voting rights with respect to any Board committee matter.

Committees of the Board

The Board has the following three standing Committees that are comprised entirely of independent directors: the Audit Committee, the Compensation Committee and the Nominating Committee. Each Committee meets in sessions on pre-determined dates and as needed.

Director Access to Management and Independent Advisors

All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit. Broad management participation is encouraged in presentations to the Board, and executive management frequently meets with Board members on an individual basis. The Board and its Committees are empowered to hire, at the Company’s expense, their own financial, legal, and other experts to assist them in addressing matters of importance to the Company.

Board Self-Evaluation

The Nominating Committee conducts a self-evaluation of the Board’s performance annually, which includes a review of the Board’s composition, responsibilities, leadership and Committee structure, processes and effectiveness. The Nominating Committee of the Board conducts a similar self-evaluation with respect to each Committee. In addition, each member of the Board is individually evaluated by each other member of the Board, on a periodic basis and annually upon the attainment of age 75 or when up for election.

Director Orientation and Education

Directors are provided, as may be required, with materials regarding Ennis upon their initial election to the Board. Other orientation procedures include meetings with senior executives of the Company from various departments and functions.

Non-Employee Director Compensation and Stock Ownership

The Nominating Committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board regarding appropriate compensation for the Board’s approval. It is the Company’s policy that a portion of non-employee directors’ compensation should be equity-based. For details on the compensation currently provided to non-employee directors, please see Director Compensation section of this Proxy Statement.

In 2011, the Board adopted a stock ownership policy for all non-employee directors. This policy requires that all non-employee directors maintain at all times a minimum ownership investment in our common stock equal to six times their annual retainer with additional ownership investment encouraged. A newly-elected, non-employee director has five years to satisfy this minimum ownership investment. For additional information of non-employee director stock ownership, please see Security Ownership of the Board of Directors and Executive Officers section of this Proxy Statement.

The Company also expects all directors to comply with all federal and state laws regarding trading in securities of the Company, including not disclosing material, non-public information regarding the Company. The Company has insider trading policies and procedures to assist directors in complying with these laws.

Code of Business Conduct and Ethics

The Company has adopted a Standards of Professional Conduct for Officers, Employees, and Directors (“Standards of Professional Conduct”) designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. Our Standards of Professional Conduct applies to all directors and employees, including the Chief Executive Officer, the Company’s chief financial officer (the “Chief Financial Officer” or “CFO”), and all other executive officers. Our Standards of Professional Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures, and employee complaint procedures.

Our Standards of Professional Conduct is posted on our website under the “Corporate Governance” caption in the “Investor Relations” section. A copy of the Standards of Professional Conduct is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.

Risk Oversight

The Board exercises oversight of the Company’s operational, financial, and strategic matters, as well as compliance and legal risk. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management. Pursuant to delegated authority as permitted by the Company’s Bylaws, Corporate Governance Guidelines, and Committee charters, the Board’s three standing Committees oversee certain risks, and the Audit Committee coordinates the risk-oversight role exercised by various Committees and management. The Board considers broad risk factors in their executive sessions.

Communication with the Board

The Board of Directors maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may e-mail, call, or write to the Board, as more fully described on the Company’s website under the “Corporate Governance” caption. Communications addressed to individual Board members and clearly marked as shareholder/interested parties communications will be forwarded by the Corporate Secretary unopened to the individual addressed. Any communications addressed to the Board and clearly marked as shareholder and interested parties communications will be forwarded by the Corporate Secretary unopened to the present chairman of the Nominating Committee, currently Godfrey M. Long, Jr. Mr. Long has responded to shareholder inquiries in a prompt manner as the Board takes its responsibilities seriously.

DIRECTORS

Term

The Company’s directors consist of three classes serving in staggered three-year terms. A supermajority of shareholders approved the creation of a staggered board in 1983. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Guidelines, in selecting its slate of nominees for election to the Board, the Nominating Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company, and with respect to incumbent directors, past performance on the Board. See Corporate Governance Matters-Criteria for Membership on the Board section of this Proxy Statement.

The Board has determined that Messrs. Long, Priddy and Quiroz have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and the Board’s Independence Criteria. In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation, and commitment that is mandated by the Board.

Our Independent Directors

Presented below is the biographical information of all our independent Board members, including the nominees (Messrs. Long, Priddy and Quiroz). The biographical information for our two employee directors, Messrs. Walters and Magill, can be found under Executive Officers – Summary of Our Executive Officers section of this Proxy Statement.

There is no family relationship among any of our directors and executive officers. The following table, listed in alphabetical order, sets forth the names of our current non-employee directors and non-employee nominee for director, and their respective ages, service on the Board and term expiration.

Directors’ Name	Age	Director Since	Term Expires	Positions
John R. Blind	64	2016	2019	Director
Frank D. Bracken	77	2008	2020	Director
Godfrey M. Long, Jr.	76	2006	2018	Director
Thomas R. Price	79	1989	2018	Director (1)
Troy L. Priddy	66	—	—	New Nominee
Alejandro Quiroz	65	2003	2018	Director
Michael J. Schaefer	67	2007	2019	Director
James C. Taylor	76	1998	2019	Director

(1)	Mr. Price is not standing for re-election

John R. Blind, retired. Mr. Blind served as Vice President of the Printing and Carbonless Division of the Specialty Papers Business Unit of Glatfelter, a specialty paper manufacturing corporation, from 2006 to 2014. Mr. Blind held various positions with Glatfelter during his 32-year career, the last 12 of which included participation in the Senior Executive Team of the corporation, during which time the company exhibited significant growth. Mr. Blind’s extensive experience in the manufacture and sale of printing, forms and specialty papers, coupled with his participation in business growth through acquisitions make him a valuable member of our Board of Directors.

Frank D. Bracken, retired. Mr. Bracken served as President of Haggar Clothing Co. from 1994 to 2006, where he held various positions during his 42-year tenure. Mr. Bracken is the current Co-Chairman of the $200 million capital campaign for the University of North Texas (“UNT”), the former Vice Chairman of the UNT Foundation, board member of the UNT Athletic Board, former Chairman of the Board of Big Brothers Big Sisters Lone Star and of Big Brothers and Big Sisters of America, and former board member and member of the audit and compensation committees of Online Vacation Center (ONVC). Mr. Bracken is former board member of Haggar Clothing Co. and a current member of the Audit Committee. Mr. Bracken’s public company experience in the roles of president and board member, along with extensive experience in apparel manufacturing, marketing, branding, sourcing, and product development, provide him with strong insight, particularly with regard to apparel manufacturing and marketing matters, and make him an appropriate and valuable member of our Board and our Audit Committee.

Godfrey M. Long, Jr. (Nominee for re-election), retired. Mr. Long was a business coach for owners of businesses and key executives focusing on effective management skills and strategic thinking. Mr. Long is a former consultant and director of Graphic Dimensions, a printing company and forms manufacturer in Atlanta, Georgia, from 2003 to 2008. From 1984 to 2002, Mr. Long was Chairman and CEO of Short Run Companies, a forms manufacturer in Newport, Kentucky. Mr. Long is Chairman of the Nominating Committee and a member of the Compensation Committee. Mr. Long’s extensive experience in manufacturing and his seven years of service as President and board member of the Document Management Industry Association (DMIA) for printing manufacturers and distributors provide him with strong insight into the manufacturing, marketing, and strategic planning challenges facing the print industry today. This makes him an appropriate and valuable member of our Board and Compensation Committee, and an appropriate and valuable Chairman of our Nominating Committee.

Thomas R. Price (Not standing for re-election), Owner and President of Price Industries, Inc., a real estate and investment company and owner and President of Price Oil, L.P., a company engaged in oil and natural gas production. Mr. Price has been engaged in his present occupation since 1968. Mr. Price is the chair of the Nominating Committee. Mr. Price has served on numerous boards and was the President and CEO of Congress Drive, a power transmission products manufacturing company, for 27 years. Mr. Price’s strong manufacturing experience and prior board experience provides him with a strong insight, particularly with respect to manufacturing, finance, and corporate governance issues. Such makes him an appropriate and valuable member of our Board and Nominating Committee.

Troy L. Priddy (New nominee), President of Troy Priddy Custom Homes, based in Midlothian, Texas, Mr. Priddy builds custom homes all over the Dallas/Fort Worth Metroplex. Since 1983, Mr. Priddy has been successful in the home building industry, which has it peaks and valleys through every boom and recession which has occurred over the past thirty years in Texas. During 34 years of building, he has served two terms as President of the Greater Southwest Homebuilders Association and was on the Board of Directors for the Dallas Homebuilders Association and the Certified Master Builders of Tarrant County. As President and a board member of these two well-known industry organizations, he developed relationships with the Dallas and Tarrant County municipal agencies as well as the mayors, city councilmen, and various city and county officials in Ellis County. Mr. Priddy was also a member of the Midlothian Economic Development Advisory Board which allowed him to establish close working relationships with local governmental officials in the city where the Company is headquartered. During his business career he developed extensive experience in real estate financings, engineering and directing subcontractors through numerous locations to produce custom homes in a timely and efficient manner. As such he worked with an extensive network of local governmental officials to obtain permits and approvals in the process of building and selling homes in the geographic area. As with Ennis, a company with deep roots in the Ellis County area of Texas, Mr. Priddy is well known throughout the DFW Metroplex for the quality and integrity he exhibits in his business dealings.

Alejandro Quiroz (Nominee for re-election), entrepreneur. Mr. Quiroz is involved in investments in printing and commercial real estate companies in both the United States and Mexico. Mr. Quiroz, currently a resident of the United States, has been a founder and shareholder of, and an advisor to, different print companies for more than thirty years. He was crucial in putting together a group of investors to form the Leader Graphics Arts Group in Mexico. Mr. Quiroz has also been involved in the commercial real estate market in the United States as an investor in different partnerships. Mr. Quiroz is the Chairman of the Compensation Committee. He was a founder and Chairman of the Mexican Franchise Association in Mexico and was a founder and Chairman of the Mexican Entrepreneurs Association (AEM) in the United States. He has participated as an independent director in the BOD of Medica Sur in Mexico since 2015. Medica Sur is a public company in the Bolsa partnership with the Mayo Clinic in the United States. Mr. Quiroz’s extensive experience in running businesses in both the United States and Mexico provides him with a strong insight into cross border, legal and cultural challenges facing United States companies doing business in Mexico, and vice-versa. His skills and expertise make him an appropriate and valuable member of our Board and Chairman of our Compensation Committee.

Michael J. Schaefer, Executive Vice President, Chief Financial Officer and Treasurer of Methodist Health System, Dallas, TX (“Methodist”). Methodist owns and operates acute care hospitals and associated services in the Dallas metropolitan area. Mr. Schaefer has served in his present position with Methodist since 1982 and joined Methodist in 1979. Prior to Methodist, Mr. Schaefer was an audit supervisor with the public accounting firm of Ernst & Ernst (now Ernst & Young), where he worked from 1972 to 1979. He is a member of the American Institute of Certified Public Accountants. Mr. Schaefer is the Chairman of the Audit Committee. Mr. Schaefer’s extensive experience as a chief financial officer, and his public company audit experience with Ernst & Young, provide him with a strong insight, particularly with regard to accounting, corporate finance, internal/financial control environments and financial and system risks matters, which makes him an appropriate and valuable member of our Board and Chairman of our Audit Committee.

James C. Taylor, retired. Mr. Taylor was a Principal of The Anderson Group, Inc. (“Anderson”) from 1989 until 2009, where he served as CEO of four manufacturing firms owned by Anderson. Prior to 1989, Mr. Taylor was with United Technologies Automotive for 19 years in various capacities, the last seven of which as a Senior Group Vice President of two separate manufacturing groups. Mr. Taylor is the past Chairman of the Compensation Committee. Mr. Taylor’s extensive experience in manufacturing provides him with a strong insight, particularly with regard to operations, cost systems, strategic planning, and business management. This knowledge base makes him an appropriate and valuable member of our Board, Nominating Committee, and Compensation Committee.

Attendance

During fiscal year 2018, the Board of Directors met four times. No incumbent directors attended fewer than 75% of the total number of meetings of the Board of Directors and the Committees of which he was a member. In addition, our directors are encouraged and expected to attend the annual meetings of the Company’s shareholders. All of the directors attended the 2017 annual meeting.

Committee Membership

The Company currently has three standing Committees of the Board: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Nominating Committee. Each Committee currently is comprised of three non-employee directors, all of whom are considered independent under NYSE listing standards, the Board’s Independence Criteria and our Governance Guidelines. The charters for these Committees can be found on the Company’s website at www.ennis.com under the “Corporate Governance” caption in the “Investor Relations” section. A copy of these charters is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.

The following table details the membership of each of our Committees as of February 28, 2018, and the number of times during the year each of these Committees met.

Directors’ Name	Audit	Compensation	Nominating and Corporate Governance
Number of meetings held during fiscal year end February 28, 2018	5	2	3
Non-Employee Independent Directors
John R. Blind	X
Frank D. Bracken	X
Godfrey M. Long, Jr.		X	C
Thomas R. Price (1)			X
Alejandro Quiroz		C
Michael J. Schaefer	C
James C. Taylor		X	X

(1)	Mr. Price is not standing for re-election
C	Committee Chairman
X	Committee Member

It is expected that Mr. Priddy, the new nominee, will replace Mr. Price as a member of the Nominating Committee if he is elected.

Audit Committee

During fiscal year 2018, the Audit Committee met five times. The Audit Committee performs the following: (i) discusses with management, the independent auditors, and the internal auditors the integrity of our accounting policies, internal controls, corporate governance, financial statements, financial reporting practices, and significant corporate risk exposures, and steps management has taken to monitor, control, and report such exposures; (ii) monitors the qualifications, independence, and performance of our independent auditors and internal auditors; (iii) monitors our overall direction and compliance with legal and regulatory requirements and corporate governance, including our Standards of Professional Conduct; and (iv) maintains open and direct lines of communication with our Board, management, internal auditors and independent auditors. The Chairman, Mr. Schaefer, is the audit committee financial expert as defined by the SEC.

Compensation Committee

During fiscal year 2018, the Compensation Committee met two times. The Compensation Committee oversees and administers our executive compensation policies, plans, and practices and assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees. In particular, the Compensation Committee is charged with assisting the Board in: (i) assessing whether the various compensation programs of the Company are designed to attract, motivate, and retain the senior management necessary for the Company to deliver consistently superior results and are performance-based, market-driven, and shareholder-aligned; (ii) overseeing specific incentive compensation plans adopted by the Company, with the approval of this Committee, included stock plans, supplemental executive retirement plans, and short-term and long-term incentive compensation plans for members of senior management of the Company; (iii) assessing the effectiveness of succession planning relative to senior management of the Company; (iv) approving, reviewing and overseeing of benefit plans of the Company; (v) overseeing the performance and compensation of the Chief Executive Officer and the other members of the Company’s senior management team; (vi) producing all reports that the SEC rules require be included in the Company’s annual proxy statement; and (vii) assessing compensation programs for material risks to the health of the Company. It is the sole responsibility of the Compensation Committee to assist the Board in these functions, and the authority of the Compensation Committee may not be delegated. For further information regarding the Compensation Committee’s role in determining executive compensation, please see the Compensation — Compensation Discussion & Analysis below.

Nominating and Corporate Governance Committee

During fiscal year 2018, the Nominating Committee met three times. The Nominating Committee identifies, investigates, and recommends to the Board director candidates, with the goal of creating balance of knowledge, experience, and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meet the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including personally attending all Board and applicable committee meetings.

The Nominating Committee includes diversity in its criteria for Board candidates. Although the Committee has no specific policy on gender diversity, the criteria used to evaluate nominees for the Board includes diversity of viewpoints, background, experience, accomplishments, education, and skills. The Nominating Committee is committed to nominating a qualified female candidate to the Board, and has pursued discussions with a woman involved in the print industry and believes this person may be a candidate to be considered for the next Board nomination. The Board believes that gender diversity provides varied perspectives, which will promote active and constructive dialogue among Board members and between the Board and management and result in more effective oversight of management’s formulation and implementation of strategic initiatives. While the Board believes this diversity is demonstrated in the varied experience, qualifications, and skills of the members of the Board, it recognizes that adding female members will improve these factors.

In determining whether an incumbent director should stand for re-election, the Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation, and candor, as well as the individual’s satisfaction of the criteria for nomination of directors as set forth in our Corporate Governance Guidelines and other matters determined by the Board. As such the Board anticipates that a female director with strong qualifications will be added to the Board as soon practicable.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee for fiscal year 2018 consisted of Mr. Long, Mr. Quiroz, and Mr. Taylor. All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company. During fiscal year 2018, no executive officer of the Company served as a member of the board or compensation committee of a corporation whose executive officers served on the Board or Compensation Committee of Ennis. All of the non-employee Board members meet the criteria for independence as set forth in the Board’s Independence Criteria established in April of 2015.

Charitable Contributions

During fiscal 2018 the Company did not make any charitable contributions to any tax-exempt organizations in which an independent director serves as an executive officer.

EXECUTIVE OFFICERS

Summary of Our Executive Officers

The following table, listed in alphabetical order, sets forth the names of our executive officers and their respective ages and positions with the Company. For those executive officers on our Board of Directors, it indicates the date they became a Board member and when their current term expires. There is no family relationship among any of our directors and executive officers.

Executives’ Name	Age	On Board Since	Term Expires	Positions
Ronald M. Graham	70	—	—	Vice President—Administration
Michael D. Magill	70	2017	2020	Executive Vice President, Corporate Secretary and Director
Richard L. Travis, Jr.	62	—	—	CFO, Vice President—Finance and Treasurer
Keith S. Walters	68	1997	2020	Chairman of the Board, CEO, President and Director

Set forth below is a description of the backgrounds of our current executive officers.

Ronald M. Graham, Vice President—Administration. Mr. Graham joined the Company in January 1998 as Director of Human Resources and subsequently was elected to Vice President—Administration and Officer in June 1998. Mr. Graham served as a director from 1998-1999 by appointment and was elected and served as director from June 2003 until June 2008. Prior to joining the Company, Mr. Graham was with E.V. International, Inc. (formerly Mark IV Industries, Inc.), an electronics manufacturing company, for 17 years as Director Employee Relations and Vice President—Administration. Prior to that time, Mr. Graham was with Sheller-Globe Corporation, an automotive manufacturing company, for three years as Director of Labor Relations. Mr. Graham has primarily been responsible for managing the human resource functions and related administration including benefit plans, organizational planning, insurance, labor relations, and payroll.

Michael D. Magill, Executive Vice President, Corporate Secretary and Director. Mr. Magill joined the Company in 2003 as Vice President and Treasurer and subsequently was elected Executive Vice President in February 2005. Mr. Magill assumed the additional duties of Secretary of the Company on June 28, 2012. Prior to joining the Company, Mr. Magill was President and Chief Executive Officer of Safeguard Business Systems, Inc., a manufacturer and distributor of business forms, for six years. Prior to that time, Mr. Magill was Executive Vice President and CFO of KBK Capital Corporation, a publicly traded finance company. Mr. Magill joined KBK Capital Corporation after ten years with MCorp, a publicly traded bank holding company, where he held various positions, beginning as head of corporate finance and ending as CFO during MCorp’s bankruptcy.

Richard L. Travis, Jr., Vice President—Finance, Chief Financial Officer, and Treasurer. Mr. Travis joined the Company in November 2005 as Vice President—Finance and Chief Financial Officer. He assumed the additional duties of Treasurer on June 28, 2012. Previously, Mr. Travis was employed as the Chief Financial Officer and Senior Vice President of Human Resources with Peerless Mfg. Co. in Dallas, Texas, a publicly traded manufacturer of filtration/separation and environmental systems for the gas, petrochemical, refinery and power markets from February 2002 to November 2005. Prior to his experience at Peerless, Mr. Travis served as the Chief Financial Officer at TrinTel Communications, a provider of services to the wireless industry, from January 1999 to December 2001, as President/Chief Operating and Chief Financial Officer at CT Holdings, Inc., a publicly traded software development and incubation company, from December 1996 to December 1999, and as Executive Vice President and Chief Financial Officer for 10 years at Texwood Industries, Inc., a multi-state/country manufacturer of kitchen cabinets and doors. His 10 years of public accounting experience included positions as a Senior Audit Manager at Grant Thornton LLP, as well as audit experience with Laventhol & Horwath and Ernst & Whinney (now Ernst & Young). Mr. Travis is a registered certified public accountant.

Keith S. Walters, Chairman of the Board, CEO, President and Director. Mr. Walters joined the Company in August 1997 as Vice President-Commercial Printing Operations and was appointed Vice Chairman of the Board and Chief Executive Officer in November 1997. Prior to joining the Company, Mr. Walters was the Vice President of Manufacturing at Atlas/Soundolier, a division of American Trading and Production Company, a manufacturer of electronic sound and warning systems, from 1989 to 1997. Prior to that time, Mr. Walters was with the Automotive Division of United Technologies Corporation, an automotive parts and manufacturing company, for 15 years, primarily in manufacturing and operations.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors, Nominee for Director and Executive Officers

The following table sets forth information regarding the beneficial ownership of common stock as of May 21, 2018, for common stock beneficially owned by each director, each nominee for director, each named executive officer, and all directors and executive officers as a group:

The percentages of shares outstanding provided in the table are based on voting shares outstanding as of May 21, 2018. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of May 21, 2018, are considered outstanding for the purpose of calculating the percentage of outstanding shares of common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. In addition, the following shares have not been pledged by the respective officers or directors, unless otherwise stated in the footnotes following the table. The address of our directors and executive officers listed below is c/o Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.

					Total	Percentage of Outstanding Shares
			Vested (1)
	Shares Owned		Stock Awards	Option Awards
Name/Group	Direct	Indirect
John R. Blind	2,135	—	—	—	2,135	*
Frank D. Bracken	30,883	—	—	—	30,883	*
Ronald M. Graham	87,664	—	—	12,500	100,164	*
Godfrey M. Long, Jr. (2)	36,783	1,500	—	—	38,283	*
Michael D. Magill	103,840	—	—	93,406	197,246	*
Thomas R. Price (3)	123,533	10,000	—	—	133,533	*
Troy L. Priddy	—	—	—	—	—	*
Alejandro Quiroz	35,783	—	—	—	35,783	*
Michael J. Schaefer	38,783	—	—	—	38,783	*
James C. Taylor	60,033	—	—	—	60,033	*
Richard L. Travis, Jr.	69,698	—	—	61,590	131,288	*
Keith S. Walters	278,805	—	—	—	278,805	1.10%
All directors and officers, as a group (12 individuals)	867,940	11,500	—	167,496	1,046,936	4.1%

*	Denotes ownership of less than 1%
(1)	Amounts include those awards that would vest within 60 days of May 21, 2018.
(2)	Indirect shares attributable to Mr. Long include 1,500 shares held by Mr. Long’s wife.
(3)	Included in the number of shares directly owned are 30,000 shares held in an irrevocable trust over which Mr. Price exercises sole voting control. Mr. Price disclaims beneficial ownership of his sister-in-law’s portion of 20,000 shares jointly owned by her and Mr. Price’s wife. Reflected in the table is his wife’s interest only (10,000 shares).

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding all of the persons known by us to own, in their name or beneficially, 5% or more of our outstanding common stock as of May 21, 2018.

Name and Address of Beneficial Owner	Class	Number of Shares	Percent of Combined Voting Power (1)

Wells Fargo & Company (2) 420 Montgomery Street San Francisco, CA 94163	Common	2,239,316	8.8%

Dimensional Fund Advisors, LP (3) 6300 Bee Cave Road, Building One Austin, TX 78746	Common	2,142,677	8.4%

BlackRock Inc. (4) 55 East 52nd Street New York, NY 10055	Common	1,742,319	6.8%

The Vanguard Group - 23-1945930 (5) 100 Vanguard Boulevard Malvern, PA 19355	Common	1,595,310	6.3%

(1)	Calculated based on number of voting shares outstanding as of May 21, 2018.
(2)	The information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the SEC by Wells Fargo & Company on January 17, 2018.
(3)	The information is based on a Schedule 13G/A filed pursuant to Rule 13d-1(b) with the SEC by Dimensional Fund Advisors, LP on February 9, 2018.
(4)	This information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the SEC by BlackRock Inc. on January 29, 2018.
(5)	This information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the SEC by The Vanguard Group on February 7, 2018.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting functions and internal control systems. The Audit Committee is currently composed of three non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy, and expertise. The Board has determined that at least one member, Michael J. Schaefer, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are as set forth in the written charter adopted by the Company’s Board and last amended on June 20, 2014. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. To assist it in fulfilling its oversight, the Committee regularly meets separately with the internal auditor, the independent auditors, management, and the Company’s outside counsel. The following report summarizes certain of the Committee’s activities in this regard during the fiscal year ended February 28, 2018.

Independent Auditors and Internal Audit Matters

The Audit Committee discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements, including the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During fiscal 2018, the Audit Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described in Independent Auditor’s Services and Fees section of this Proxy Statement is compatible with maintaining their independence. As of the date of this Proxy Statement, the Audit Committee has appointed Grant Thornton LLP as the Company’s independent auditors for fiscal year 2019, and the Board has concurred in its appointment. The Audit Committee and the Board is seeking input from the shareholders on the selection of the independent auditors by submitting the ratification of Grant Thornton LLP as a proposal at the Annual Meeting.

The Audit Committee has reviewed and approved the annual internal audit plan and has met regularly with the Company’s internal auditor, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Financial Statements for the Fiscal Year Ended February 28, 2018

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and for internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended February 28, 2018. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has discussed with the independent accountant the independent accountant’s independence.

In connection with its review of the Company’s year-end financial statements, the Audit Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors matters required to be discussed by Auditing Standards No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which express opinions on the conformity of the Company’s annual financial statements in its reports with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report for filing with the SEC.

THE ENNIS, INC. AUDIT COMMITTEE

Michael J. Schaefer, Chairman

John R. Blind

Frank D. Bracken

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit Committee pre-approves 100% of audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and tax services, and specifically designated non-audit services to a very limited extent. In the opinion of the Audit Committee, such services will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.

Independent Auditor’s Services and Fees

Grant Thornton LLP served as our independent registered public accounting firm during our fiscal years ended February 28, 2018 and February 28, 2017. We were billed the following fees by Grant Thornton LLP:

	Fiscal 2018	Fiscal 2017
Audit Fees (1)	$543,440	$670,686
Tax Fees (2)	21,374	323,981

	$564,814	$994,667

(1)	Aggregate fees for professional services billed for the audit of the Company’s consolidated financial statements, including internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by the independent registered public accounting firm in conjunction with statutory and regulatory filings or engagements.
(2)	Fees for tax services, tax advice, and state, federal, and international tax consultation.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

COMPENSATION

Director Compensation

The Company compensates its non-employee directors using a mix of compensation, including: an annual cash retainer, meeting fees and committee chair fees, stock options, and restricted stock grants. Directors who are Company employees receive no additional compensation for serving on the Board.

Cash Compensation

In fiscal year 2018, all non-employee directors received a $34,800 annual retainer and $2,000 per Board meeting fee. All retainers were paid monthly, and meeting fees were paid as incurred. Non-employee directors serving in specified committee positions also received the following additional cash compensation:

•	$6,000 Chair of the Audit Committee;

•	$6,000 Chair of the Compensation Committee;

•	$6,000 Chair of the Nominating Committee; and

•	$1,500 per meeting fee for all other Committee members.

Equity Ownership Policy for Independent Directors

All independent directors are required to acquire and maintain ownership of company shares of stock equal to not less than six times their annual cash retainer. Unvested stock awards do not count in the calculation. This level must be reached within five years from the date such director was elected to the Board. Ownership in excess of the minimum amount is highly encouraged.

Equity Compensation

In addition to cash compensation, all non-employee directors receive annual stock grants, which can take the form of stock options or restricted stock units. Stock option and restricted stock grants typically vest ratably over four years and three years, respectively. Options are granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant. In addition, new non-employee Board members, upon their initial election, receive either a grant of stock options or restricted stock.

During fiscal year 2011, the Board adopted a policy of value-defined equity awards for all non-employee directors. Each non-employee director received an award in fiscal 2018 capped at approximately $50,000 in the form of restricted stock, vesting over a 3 year period, 1/3 each year. However, the Nominating Committee revised these equity awards so that all directors who are 75 years or older, will only receive one-third of this $50,000 amount and these reduced awards will vest one year from date of grant.

The following table sets forth the information regarding compensation earned by the Company’s non-employee directors during the year ended February 28, 2018:

Directors’ Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John R. Blind	$45,800	$50,041	$—	$—	$—	$—	$95,841
Frank D. Bracken	$50,300	$50,041	$—	$—	$—	$—	$100,341
Godfrey M. Long, Jr.	$56,300	$50,041	$—	$—	$—	$—	$106,341
Thomas R. Price	$47,300	$50,041	$—	$—	$—	$—	$97,341
Kenneth G. Pritchett (2)	$21,000	$—	$—	$—	$—	$—	$21,000
Alejandro Quiroz	$51,800	$50,041	$—	$—	$—	$—	$101,841
Michael J. Schaefer	$56,300	$50,041	$—	$—	$—	$—	$106,341
James C. Taylor	$50,300	$50,041	$—	$—	$—	$—	$100,341

(1)	Amounts represent the aggregate grant-date fair value for stock awards granted in the applicable year. The assumptions used to calculate these values are set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report. Presented below is the grant-date fair value of each stock award granted in fiscal year 2018 and the aggregate number of stock and option awards outstanding on February 28, 2018. No option awards were granted during fiscal year 2018.
(2)	Mr. Pritchett retired from the Board of Directors after the July 20, 2017 Annual Shareholders’ meeting.

The following table sets forth the information regarding stock awards granted during and outstanding as of February 28, 2018, with respect to the Company’s non-employee directors:

Directors’ Name	Date of Grant	Restricted Stock Units Awarded	Grant Date Fair Value	Total Stock Awards Outstanding	Total Option Awards Outstanding
John R. Blind	4/21/2017	3,070	$50,041	4,403	—
Frank D. Bracken	4/21/2017	3,070	$50,041	5,986	—
Godfrey M. Long, Jr.	4/21/2017	3,070	$50,041	5,986	—
Thomas R. Price	4/21/2017	3,070	$50,041	5,986	—
Alejandro Quiroz	4/21/2017	3,070	$50,041	5,986	—
Michael J. Schaefer	4/21/2017	3,070	$50,041	5,986	—
James C. Taylor	4/21/2017	3,070	$50,041	5,986	—

Executive Compensation

Compensation Discussion and Analysis

The following section describes our compensation structure and programs for our named executive officers. The discussion primarily focuses on the compensation elements and decisions during our fiscal year ended February 28, 2018. We address why we believe the elements of our program are right for our Company and our shareholders, and we explain how compensation is determined.

Ennis had four named executive officers for the fiscal year ending February 28, 2018. They have the broadest job responsibilities and policy authority in the Company. They are held accountable for the Company’s performance and for maintaining a culture of strong ethics and integrity. Details on the compensation of our CEO, CFO, two NEOs, and one former NEO can be found in the tables within this section.

Executive Summary

Our Annual Report documents the various factors that most significantly impacted our businesses last year. Therefore, we will confine our discussion in this segment to the conclusions and actions of the Compensation Committee this last year and refer you to our Annual Report for a more comprehensive discussion of such factors.

Our financial results significantly improved this fiscal year over the prior fiscal year. The results far exceeded industry norms and internally budgeted numbers. The integration this year of the acquisition completed at the end of last fiscal year went far better than anticipated and forecasted. As such, we believe our executives continue to manage the various aspects instrumental to the continued success of our business exceptionally well, and we are committed to pay for performance as well as measurable results. While we have the option to recognize and have done so in the past, on a discretionary basis, exceptional management contributions, the Compensation Committee elected to pay both non-equity incentive bonuses and long-term incentive (“LTI”) awards strictly by the formula calculations according to the measureable results achieved.

We continue using the formula adopted in 2012 to award LTI equity that is tied to achievement of stated targets of revenue, return on capital and income. Each of the targets carries a weighted value and each executive has a weighted percentage achievable. There have been no significant changes to our compensation program this past year. We have been gradually increasing our emphasis on long-term performance. However, we have elected to keep our LTI elements very simple by using equity awarded as options or restricted stock vested over a three year period. This year we awarded no options. The amount of stock owned and held by the executive toward fulfilling the required multiple of their salary directly determines the ratio of options versus restricted stock awarded. Stock ownership guidelines are: 4x base salary for Mr. Walters, 2.5x base salary for Mr. Magill, and 2x base salary for Mr. Travis and Mr. Graham. All NEOs have exceeded the minimum ownership requirements as stipulated above.

We took into consideration the results of the Say-On-Pay voting by our shareholders last year when reviewing our current policies and practices related to compensation of our NEOs. Of the 20.4 million votes cast, 91% were in favor of our compensation plan. While we believe we have a fair and effective compensation plan, we are gratified to receive the vote of confidence from our shareholders. We therefore determined not to make any changes to our compensation plan for fiscal year 2019. We do commit to staying up-to-date on recommended best practices where practicable.

We continue to look for ways to heighten our awareness of inherent risk in our business. A couple of years ago, we introduced the practice of members of the Compensation Committee attending the “Business Planning” process, where business plans for the year are presented. There was at least one member of the Compensation Committee in attendance at every presentation again this year. The plans presented are a significant factor by which we measure their performance and determine awards. It is vital that our directors have a good understanding of the basic assumptions underlying the business plans to adequately assess the risks and tasks inherent to the business and the overall financial plan for the Company.

We have concluded our compensation programs pose no material risk to the Company. We considered various factors in arriving at this conclusion, such as:

•	Whether our compensation programs were well balanced between short-term and long-term incentives, well defined and had reasonably capped incentive metrics;

•	Our ability to timely recognize and access actions outside the Company’s conservative organizational and cultural framework; and

•	Our ability to readily access the competitiveness of our compensation programs and their individual components (i.e., compensation elements, stock ownership, etc.) in relation to our peer group and overall industry standards.

In addition, we reviewed the incentive compensation programs of the non-NEOs and made sure they too did not pose any material risk to the Company.

The Board routinely monitors changes in regulations regarding executive compensation and is committed to adhering to the requirements provided by any changes in the rules of the SEC or other applicable regulatory body.

We believe with the access to databases, substantial literature availability, access to legal direction, educational seminars and Webinars, and information available on the internet, we have ample information to make informed judgments concerning executive compensation.

While we use a defined peer group to validate our competitiveness, we do not rely solely on “benchmarking”. Our philosophy is to provide a base pay that is better than median but appropriate to the skills, achievements, experience, and leadership demonstrated by the individual. We believe we are positioned to know the compensation elements and levels appropriate for our Company and its officers. We have adopted a view toward assessing not only results, but overall performance in managing and navigating the numerous conditions and unique circumstances existing during the year.

The Compensation Committee met two times during the last fiscal year, with and without the presence of the CEO. The CEO provided assessment on individual performance of all NEOs except himself. The CEO provided insight and detail on the various groups of business activity during the course of the year.

Overview

Who is responsible for determining the compensation of executive officers?

The Compensation Committee of our Board of Directors determines compensation for all executive officers, including NEOs. The Compensation Committee consists entirely of independent directors who are determined by the Nominating Committee. The Compensation Committee reviews the performance of the Company, assesses the performance of the individuals, and retains the services of an independent consulting firm from time-to-time to obtain “best practice” advice, as well as research of compensation plans for comparable executives within the manufacturing industry, specifically the printing and apparel sectors. We currently do not retain the services of any compensation consulting firm.

The ability of the Compensation Committee members to judge performance effectively is enhanced by the exposure they get to Ennis’s operations as members of our Board of Directors. The Board participates in regular updates on our business priorities, strategies, and results through attendance at regularly scheduled Board meetings. The independent directors participate in frequent interviews with all key executives during the course of the year and have frequent interaction with and open access to all executive officers and other members of our management team. This provides considerable opportunity to ask questions and assess the performance of individual executives and the Company. The CEO provides regular input relating to the performance of individual executives and is invited to attend portions of most Compensation Committee meetings.

What are the objectives of our compensation program for executive officers and what is it designed to reward?

The objective of the compensation program for our executive officers is to hold them accountable for the financial and competitive performance of the Company and their individual contributions toward successful Company results. While the design and structuring of our executive compensation program is performance based and will ultimately include a larger “at risk” percentage of overall compensation, we do not believe it encourages excessive risk-taking. We believe the combination of compensation elements in the program provides the NEOs with the appropriate incentives to create long-term value for our shareholders by taking thoughtful and prudent actions to properly manage the Company for the ultimate benefit of all stakeholders. The compensation program is based on the following principles:

1.	Pay for performance — pay better than the market median for performance that is superior to competitors.

2.	Provide rewards that motivate NEOs to think and act in the best interest of our shareholders and insure they consider themselves a meaningful part of that group. We believe stock ownership is the most appropriate element of encouraging NEOs to make sound long-term decisions ultimately benefitting all shareholders. NEOs are strongly encouraged to retain all stock awards received and historically have done so.

The Compensation Committee judges performance based on three specific measures: revenue, income and return on capital and subjectively the individual’s overall contribution in reaching company objectives during the year. In order to evaluate the final measure, each executive, including the CEO, is evaluated during the year for their leadership, initiative, response to internal and external challenges, and other subjective elements of executive management requirements. The Compensation Committee considers and assesses the Company’s progress in key strategic areas such as new markets served and acquisitions and the executive’s contribution in these key areas. Acquisitions or divestitures require a substantial amount of expertise, time, and effort, over and above the normal demands of an executive position. It is particularly important to the Compensation Committee that most work required and effort associated with these endeavors is accomplished in-house, saving the Company a substantial amount of money. At the end of fiscal year 2017, our management team completed the acquisition of Independent Printing Company, Inc. During fiscal year 2018, this acquisition needed to be integrated and potential cost savings anticipated realized. While we believe there still are savings to be achieved through further system integrations, the overall performance of this acquisition during fiscal year 2018 was substantially ahead of budgeted numbers.

What are the elements of our executive compensation?

Our executive compensation consists of four basic elements:

1.	Cash compensation, consisting of base salary and performance bonus.

2.	Long-term compensation awarded as equity, consisting generally of stock options and restricted stock units.

3.	Basic Company benefits, consisting of standard benefits as offered to other employees, including retirement benefits, health and life insurance.

4.	Perquisites, consisting of an auto allowance, the opportunity to defer cash compensation, supplemental retirement contributions, and company-paid supplemental life insurance.

Why do we choose to pay each element and how do we decide how much to pay or include as compensation?

We believe the combination of cash compensation and long-term equity compensation creates the right balance between performance, reward, retention and promotion of shareholders’ interests.

The Compensation Committee determines the combination and amount of each of these elements when setting the levels of our executive’s compensation. Executive compensation is reviewed annually at the first quarterly Board meeting following the conclusion of our fiscal year. From time-to-time, the Compensation Committee may meet to consider any off-cycle changes that it deems appropriate because of changes in job responsibility or regulatory requirements.

The specifics of each element are as follows:

Cash Compensation

Cash compensation is a combination of base salary and performance bonus. Our objective is to deliver total cash compensation that reflects the Company’s performance, as well as the executive’s individual contribution to that performance. If the Company and individual perform better than competitors, the goal is to deliver total cash compensation that is generally above the market median. If performance is below expectation, the total cash compensation will be generally below the market median.

Base Salary — This is the least variable form of compensation intended to compensate the executive officers for the job duties assigned. The Company generally pays base salaries between the median and 85th percentile of the market for officers performing comparable jobs as indicated by market studies performed by outside independent consultants previously hired by and reporting only to the Compensation Committee. A search utilizing our subscription data base was also performed. The base salary of executive officers can vary depending on the individual’s qualifications, experience, and performance and is at the Compensation Committee’s discretion.

The Compensation Committee determines the target range for executive positions by gathering specific information about base salaries and total cash compensation for similar positions in the relevant study category as specified by the Compensation Committee. The relevant study category typically includes matching positions at manufacturing companies within our industry and other companies of a similar size. This information is available and compiled from various sources including a leading independent subscription data base. The Compensation Committee may or may not adjust base salaries based upon its analysis of the study data and performance. A summary of this analysis and relevant information is included in the Discussion of Performance and Compensation Committee Actions for Fiscal year 2018, section of this Proxy Statement.

Performance Bonuses — This element is variable and depends upon the Company’s performance and the executive officers’ contribution toward that performance. The Compensation Committee has full discretion to determine the participation in, and the allocation of, any developed bonus pool for the NEOs.

The Annual Performance Bonus Plan is designed to reward executives for the attainment of Company performance measures. Each executive is assigned a percentage of base salary eligibility for reaching targeted performance. A threshold is established at 85% of targeted performance before a bonus is considered. Executives are eligible for up to 200% of their assigned target percentage should targeted goals be reached or exceed 115%. These percentages are based upon the Compensation Committee’s determination of level of responsibility. The current percentages of base salary eligibility for the NEOs are:

Executives’ Name	Threshold 85% of Target	Target	Maximum 115% of Target
Keith S. Walters	40%	80%	160%
Richard L. Travis, Jr.	28%	55%	110%
Michael D. Magill	28%	55%	110%
Ronald M. Graham	23%	45%	90%

For fiscal year 2018, a bonus pool was generated based upon these percentages if predetermined goals were met in the areas of the following metrics: profit before bonus, return on capital and sales. These are weighted by importance at 40% profit, 40% return on capital and 20% sales growth. The individual’s maximum percent as indicated above is limited at the overall bonus level. Therefore, an individual may get more than the indicated maximum percent at the individual metric level, but not in total. The goals are established and approved by the Board at the beginning of the fiscal year based upon the approved business plan. The business plan is presented to the Board for approval after review and analysis, to assure that the plan meets or exceeds strategic objectives for the year. Profit before bonus as used in this year’s calculation was equal to our net earnings before the after tax impact of all bonus awards and amortization expense of intangible assets previously classified as indefinite lives. Return on capital is computed by dividing our profit before bonus by our average shareholders’ equity during the fiscal year.

When the year-end audited financials are available, the bonus pool is finalized by management and presented to the Compensation Committee. The Compensation Committee analyzes the performance of the Company against the predetermined goals to determine the possible bonus to be awarded. The individual performance of executive officers is evaluated to determine if any discretionary adjustments may be required. The Compensation Committee arrives at its own conclusions as to the level of bonus awards. For fiscal year 2018, the Committee determined that the bonus awards were to be made strictly by formula with no discretionary adjustments. The Committee presents the recommendations to the Board for discussion and approval. Only independent directors vote on the final awards.

Discretionary adjustments may be awarded to executives for exceptional performance that was not anticipated by the business plan used in establishing the annual performance goals. Examples of such exceptional performance are the successful acquisition or sale of a business, better than normal stock performance, etc. during the previous year. The independent directors have the sole authority in determining and awarding any discretionary bonus. A summary and discussion of Committee actions on performance bonuses is included in the Discussion of Performance and Compensation Committee Actions for Fiscal year 2018, section of this Proxy Statement.

Equity Awards

Equity awards for our NEOs have been granted from our 2004 Long-Term Incentive Plan of Ennis, Inc., as amended and restated on June 30, 2011, formerly the 1998 Option and Restricted Stock Plan amended and restated as of May 14, 2008 (the “LTI Plan”). All previously granted awards are disclosed in the Outstanding Equity Awards at Fiscal Year End table on page 39 of this Proxy Statement.

When granted, equity awards are meant to align the interests of NEOs with our shareholders, and to motivate our executive officers to increase, and reward them for increasing, the shareholder value of the Company over the long term. The LTI Plan, as approved by shareholders, initially allocated 500,000 shares of stock to be available to management and non-employee directors in the form of options (either incentive stock options or non-qualified stock options), restricted stock grants, stock appreciation rights, restricted unit grants, phantom stock options or other incentive awards. This was increased by 1,000,000 shares at the June 30, 2011 annual shareholders’ meeting. The Compensation Committee determines eligible employees, the timing of options and award grants, the number of shares granted, vesting schedules, option prices and duration, and other terms of any stock options and other awards.

We also believe that long-term incentive awards are a key element in retaining key individuals. The Committee believes it is important to retain a strong, capable executive team that has aligned interests with the Company’s shareholders. To further promote alignment of interests with shareholders, the Compensation Committee has recommended guidelines for executive stock ownership in connection with our Corporate Governance Guidelines. The types of equity awards granted under the LTI Plan include:

Incentive Stock Options — Each stock option represents the right to purchase a specified number of shares of common stock at the set exercise price subject to the terms of an option agreement. The exercise price is the fair market value of the Company’s stock on the day the Compensation Committee grants the option. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of the stock. Any increase in the value of the stock benefits all our shareholders, which aligns executive and shareholder interests. These options generally vest ratably over three to five years and have a term of ten years. The Compensation Committee will not re-price previously issued stock options, nor cancel existing stock options and replace them at lower strike prices.

Non-Qualified Stock Options — This type of option is similar to the Incentive Stock Option and is typically used only when Incentive Stock Options are limited by the LTI Plan or IRS limitations.

Restricted Stock Grants — The Compensation Committee can also grant awards of restricted stock to the executive officers. Any granted shares are typically granted with a restrictive vesting schedule, which renders the shares subject to substantial risk of forfeiture if or when an executive terminates employment prior to vesting. The stock is granted at the fair market value of the Company’s stock on the day the Compensation Committee awards the grant. The recipient of a grant is entitled to dividends on the shares beginning on the grant date. These grants typically vest ratably at 33 1/3 percent per year.

There are additional methods of rendering stock value to recipients under the terms of the shareholder-approved LTI Plan including, stock appreciation rights, phantom stock options and dividend equivalent rights. The Compensation Committee has determined that these methods will not be used at this time.

The Compensation Committee has been aware of the tax implications associated with restricted stock grants to individual NEOs given our ownership guidelines and preference for the shares to be owned and not sold. As such, and given the remaining NEOs current ownership levels, the Compensation Committee decided the pay-out of the LTI awards for fiscal year 2018 would be determined as follows: the LTI amount determined (“LTI Amount”) times 70% divided by the closing price of the Company’s common stock which will be issued in restricted stock subject to normal vesting guidelines and the LTI Amount times 30% will be paid in cash (80% and 20%, respectively, for fiscal year 2017). The cash payout portion is to occur on or before June 30th of each year, which will used by the NEOs to pay the taxes on their vested restricted stock grants. The Compensation Committee awarded no stock options this year.

Perquisites

The fourth basic element of compensation for the NEOs is perquisites. The NEOs typically enjoy the same benefit as all salaried employees; however, the Compensation Committee has determined that our current NEOs will receive an auto allowance as follows:

Executives’ Name
Mr. Walters	$12,000	Annually
Mr. Travis	$8,000	Annually
Mr. Magill	$8,000	Annually
Mr. Graham	$8,000	Annually

Other Benefits

Retirement Plans

All NEOs participate in the Pension Plan for the Employees of Ennis, Inc. (the “Pension Plan”). This is a Company-funded defined benefit plan which promises a certain benefit to the eligible NEOs upon normal retirement. “Normal retirement” is defined as the first day of the month of the latter of an NEO’s 65th birthday or the fifth anniversary of participation if hired after age 60. This does not imply mandatory retirement at age 65. The Pension Plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, years of service and reaching age 65.

The Internal Revenue Code of 1986, as amended (the “Code”), limits the maximum annual compensation covered by the Pension Plan. The limit for 2018 is $270,000. This limitation as well as the limitation on highly compensated participants in the Ennis 401(k) Plan, significantly limits the retirement benefit for the NEOs. A supplemental executive retirement plan (“SERP”) under the Ennis Deferred Compensation Plan was established to offset some of the retirement benefits lost due to the imposed limitations. Based on current actuarial projections and in connection with the desire to bring the following NEOs’ benefits closer to the planned levels, the Board approved the following contributions to the SERP for fiscal year 2019: Mr. Walters—$200,000, Mr. Travis—$36,000, Mr. Magill—$40,000 and Mr. Graham—$30,000. Similar grants may be necessary in the future. The NEOs were granted the following non-qualified deferred benefits during fiscal year 2018.

Executives’ Name	Supplemental Retirement Benefit	Deferred 401 (k) Match (non- qualified)
Mr. Walters	$200,000	$3,250
Mr. Travis	$60,000	$3,882
Mr. Magill	$100,000	$—
Mr. Graham	$40,000	$3,296

All of the NEOs were eligible to participate in the Ennis 401(k) Plan, which is a qualified plan that allows all employees of the Company to save up to allowed limits on a before tax basis. The NEOs did not receive any matching Company contributions under the qualified plan.

All NEOs were eligible to defer cash compensation under the Ennis Deferred Compensation Plan, which is a non-qualified plan that allows deferral of compensation until retirement or termination. The amounts deferred for the NEOs are indicated in the above table.

The NEOs receive an annual non-qualified match of 25% limited to $5,000 for savings in the Ennis 401(k) Plan. The match would accumulate in the Company’s Deferred Compensation Plan.

The following NEOs receive paid supplemental term life insurance in the following benefit amounts:

Executives’ Name
Mr. Travis	$500,000
Mr. Graham	$500,000

The Company’s contribution paid for this benefit is imputed as income to the executive and the named executive does not receive a tax gross up for this benefit.

In 2011, the Compensation Committee established company stock ownership guidelines coverings its executive officers. The guidelines currently are as follows:

Executives’ Name	Multiple of Base Salary
Mr. Walters	4.0 X
Mr. Magill	2.5 X
Mr. Travis	2.0 X
Mr. Graham	2.0 X

It is the expectation that each executive officer will reach and maintain this minimum level of ownership commitment within five years from the date of his or her appointment as an executive officer. All NEOs have met the minimum level of ownership commitment.

Employment Agreements

The Compensation Committee has determined that it is in the best interests of the Company and its shareholders to enter into employment agreements with each of the NEOs (the “Employment Agreements”). The current Employment Agreements have initial terms ranging from approximately one year to approximately three years, and are automatically extended on a year-to-year basis after the initial term unless notification of non-renewal is given 60 days in advance of the Employment Agreement’s then-current expiration date. The Employment Agreements are referenced as exhibits to our Annual Report. We entered into these agreements to ensure the retention of executives and provide encouragement to perform their roles for an extended period of time with focus on annual and multiple-year objectives.

The Employment Agreements establish the beginning base salary; eligibility for bonuses, benefits, and perquisites; and certain non-compete, non-solicitation, and confidentiality covenants that protect the Company during and after the employment term.

Compensation upon termination is outlined in the Employment Agreements and described below. If one of the NEOs is terminated without “cause,” as defined therein or within a certain period of time after a “change of control,” as defined therein (two years for Mr. Walters and one year for all others), or if the executive terminates the Employment Agreement for “good reason,” as defined therein, then the executive would receive a multiple of current base salary and the prior year’s performance bonus and additional cash award (“bonus”) as set forth in the following table.

	Without Cause	With Cause	Change of Control
Executives’ Name	(base salary + bonus)	(base salary)	(base salary + bonus)
Mr. Walters	1X	0	2.99 X
Mr. Travis	1X	0	2.00 X
Mr. Magill	1X	0	2.00 X
Mr. Graham	1X	0	2.00 X

The change in control percentages were reduced for all NEOs, with the exception of Mr. Walters, on July 31, 2017 from 2.5X’s to 2.0X’s. In addition to these cash severance amounts, the NEO would be eligible for continuation of basic employee group benefits if terminated without cause or upon a change of control-triggering event, or resigns for good reason. The executive’s qualified plan benefits would also vest and he would be eligible to receive either pay or reimbursement for employee costs and expenses for outplacement services, as is customary and reasonable in the Dallas, Texas area for the executive’s level of responsibility. The basic benefit continuation period is three months for all NEOs.

Definitions for Types of Termination Summarized from Employment Agreements.

Termination by the Company includes termination at death, total disability of 90 days or more in any 12-month period or in retirement. There would be no requirement for severance payment for these reasons.

Termination for cause is defined to mean:

(i)	conduct by the executive constituting a material act of willful misconduct in connection with the performance of duties, including, without limitation, violations of the Company’s policies on sexual harassment, ethics, or any other policies then in effect; misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or other willful misconduct that is below normal industry standards, as determined in the sole discretion of the Company;

(ii)	continued willful and deliberate non-performance by executive of his duties where non-performance continues for more than ten days following written notice of such non-performance, unless ten days’ notice would be futile in correcting issues related to non-performance;

(iii)	the executive refuses or fails to follow lawful directives and such refusal or failure has continued for more than ten days following written notice, unless the ten days’ notice would be futile in correcting issues related to non-performance;

(iv)	any criminal or civil conviction of the executive, a plea of nolo contendere, or other conduct by the executive that has resulted in or would result in material injury to the reputation of the Company, including, without limitation, conviction for fraud, theft, embezzlement or crime involving moral turpitude;

(v)	a material breach by the executive of any of the provisions of the Employment Agreement;

(vi)	alcohol/drug addiction and failure by the executive to successfully complete a recovery program; or

(vii)	intentional wrongful disclosure of confidential information of the Company or engaging in wrongful competitive activity with the Company.

Termination without cause is defined, generally, as any termination of the executive’s employment by the Company for any reason other than those specified above prior to the end of the term of the Employment Agreement.

Termination by executive. The executive can terminate his employment for good reason as defined below and after providing thirty days’ written notice to the Company. Good reason means any of the following:

(i)	The executive is removed from his position other than due to expiration of the term of the Employment Agreement, discharge for cause, change of control, death, disability or retirement; or

(ii)	The Company fails to make a payment to the executive required to be made by the Employment Agreement.

Severance Payment After Change of Control

If any NEO is terminated within 90 days prior to, or within a certain period of time after, a change of control as defined by the Employment Agreements (two years for Mr. Walters and one year for all others), the executive will be entitled to a lump sum severance payment, and immediate vesting of benefits and long-term incentive awards and options. The value of these payments and benefits is set forth in the Potential Payments upon Termination or Change in Control section of this Proxy Statement.

Under the terms of the current Employment Agreements the NEOs are entitled to a “tax gross up” in connection with a termination and severance as a result of change of control. If the executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to the Employment Agreement, the Company shall pay to the executive an amount equal to the amount of any such taxes imposed or to be imposed on the executive. In addition the Company will “gross up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by the executive as a result of this gross up payment. Given the reduction in the multiple of salary and bonus from 2.5X to 2.0X, the Company believes currently that it is unlikely that any NEO other than the CEO will have a gross up amount under Section 4999 of the Code. If applicable, the amount of any gross up payments will be determined by a nationally recognized accounting firm selected by the Company.

In connection with the sale of its apparel segment to Gildan Activewear, Inc. in May 2016, the Company was required to place $2.0 million of the purchase price in escrow as a source of funds to pay any liabilities that arose post-closing from an employment contract with a former officer of the Company. The Company believed in good faith, based on consultation with its advisors, that no liability existed with respect to the employment contract, and as such, recorded a receivable for the full amount of the funds held in escrow. In January 2017, the purchaser, without notice to the Company, voluntarily paid $2.0 million to the former officer of the Company associated with a “change in control” trigger and requested that all of the escrowed funds be released to it as reimbursement. The Company denied the request, due in part because of the purchaser’s failure to provide the Company prior notice and a right to defend as the Company believes was contractually required. In February 2018 an arbitrator ruled in favor of Gildan but did not authorize the release of the escrow funds, as his opinion was appealable. Although the Company has filed a complaint to vacate the arbitrator’s opinion, in the fourth quarter of fiscal year 2018 the Company wrote off the full amount of the receivable.

Discussion of Performance and Compensation Committee Actions for Fiscal year 2018

The Compensation Committee met two times during fiscal year 2018 for the purpose of considering overall compensation for the NEOs of the Company. At those meetings, the members discussed and considered each officer’s performance and relative contribution toward the performance of the Company during the fiscal year. The Compensation Committee concluded all officers performed well considering all the varied demands. Acquisitions were executed solely through the efforts and expertise of our top and mid-level executives. The Committee also discussed the bonus generated for the fiscal year and the performance factors that contributed to the pool. There were discussions about the competitive positioning for the year, the named executive officers’ 2017-2018 total compensation and all respective elements of such compensation. The Compensation Committee has elected to forgo the retention of an outside compensation consultant firm for the past several years. We believe that with access to one of the leading data bases, substantial literature availability, access to legal direction, educational seminars and Webinars, and information available on the internet, we have ample resources to make informed judgments concerning executive compensation. The Compensation Committee compared the NEOs’ compensation elements to those of direct competitors and similar sized general industrial companies. The industry competitors used in the study were:

Competitors:
Name of Company	Business
ARC Document Solutions	Print Manufacturing
CSS Industries	Ad Specialty
Harte Hanks, Inc.	Ad Specialty
Schawk, Inc.	Ad Specialty
Deluxe Corporation	Print Manufacturing
InnerWorkings	Print Manufacturing
Multi-Color Corporation	Print Manufacturing

General Manufacturing:
Name of Company	Business
Federal Signal Inc.	General Industry
Neenah Paper Inc.	General Industry
Viad Corp.	General Industry
Glatfelter, Inc.	General Industry

A summary of the trended, earlier study results comparing current base salaries is presented in the following table:

Executives’ Name	Base Salary	50th Percentile	75th percentile
Mr. Walters	$915,970	$860,691	$959,055
Mr. Travis	$388,220	$399,605	$447,805
Mr. Magill	$502,799	$491,822	$597,566
Mr. Graham	$292,934	$311,816	$365,547

The Compensation Committee reviewed and considered the operating performance of the Company relative to the competitors and made the determination that the Company performed better than its direct competitors. The Committee also considered that it had been approximately 4 years since the last increase in the executive’s base compensation. Therefore, the Compensation Committee recommended on April 20, 2018, that a three percent (3%) increase would be made in the base salaries of the NEOs.

Executives’ Name	From	To	%
Mr. Walters	$915,970	$943,449	3.0%
Mr. Travis	$388,220	$399,867	3.0%
Mr. Magill	$502,799	$517,883	3.0%
Mr. Graham	$292,934	$301,722	3.0%

The Compensation Committee reviewed and considered the performance of the Company relative to the goals established in the annual incentive plan in order to determine the appropriate annual incentive awards for the NEOs.

For the year ending February 28, 2018, performance bonus targets based upon annual business plans were included as part of the annual planning process. Each operational division of the Company submitted its business plans to the executive officers of the Company for review. This review included the consideration of the market circumstances, material cost, operational challenges and the appropriate level of task. All of the divisional plans and corporate expenses were combined to determine the overall business plan for the Company. The sales, profit before bonus and return on capital were determined and recommended by executive management as the targets for the business year. After review and discussion the Board adjusted or approved the performance bonus targets. The result is established as the business plan for the year with predetermined targets for sales, profit before bonus, and return on capital. The performance bonus targets for the year ended February 28, 2018 were:

Sales	$365,609,000
Profit before bonus	$33,126,000
Return on capital before bonus	12.90%

Reaching these targets would result in the generation of 100% bonus pool for the NEOs. The Compensation Committee evaluates the performance of the individual NEOs and determines the amount of bonus to be awarded from the bonus pool. For the year ended February 28, 2018, the following performance was achieved:

Sales	$370,171,000
Profit before bonus	$38,472,000
Return on capital before bonus	14.98%

Based on the results for the fiscal year, the following achieved multiple percentage results were obtained:

	% of Target	Walters Achieved Multiple %	Travis/Magill Achieved Multiple %	Graham Achieved Multiple %
Sales	101.2%	86.7%	59.6%	48.7%
Profit before bonus	116.1%	166.1%	114.2%	93.4%
Return on capital	116.1%	165.8%	114.0%	93.3%

Based on the business plan achieved results and the achievement of individual goals, the following percentages were earned by each named executive officer for the fiscal year:

Executives’ Name	Sales (20%)	Profit (40%)	ROC (40%)	Total % A	NEO’s Base Salary B	Calculated Bonus A x B (1)
Mr. Walters	17.3%	66.4%	66.3%	150.1%	$915,970	$1,374,639
Mr. Travis	11.9%	45.7%	45.6%	103.2%	$388,220	$400,551
Mr. Magill	11.9%	45.7%	45.6%	103.2%	$502,799	$518,770
Mr. Graham	9.7%	37.4%	37.3%	84.4%	$292,934	$247,286

Indicated percentages in the table under the respective categories are derived by taking the indicated percentages for each category times corresponding Achieved Multiple Percentage (table above).

(1)	Some slight differences may be noted due to rounding.

Based on the achievement, the Compensation Committee recommended, and the Board approved, incentive plan bonuses for the NEOs as of April 20, 2018 as follows:

Executives’ Name	Formula-based	Discretionary	Total
Mr. Walters	$1,374,639	—	$1,374,639
Mr. Travis	$400,551	—	$400,551
Mr. Magill	$518,770	—	$518,770
Mr. Graham	$247,286	—	$247,286

In addition to any base salary adjustments and incentive plan bonus payments, the Compensation Committee determined to grant the following stock awards to the NEOs. These grants are made by the Compensation Committee under the terms of the LTI Plan. Both the non-qualified options and restricted stock grants vest 1/3 annually commencing on the first anniversary date of grant. No options were granted for fiscal year 2018. All restricted stock grants were priced based on the closing market price of the Company’s stock on April 20, 2018, which was $20.35.

Executives’ Name	Weight % (1)	Plan Achievement (2)	2017 Base Salary	Value of LTI Stock Awarded (3)	Current % of Stock Ownership requirement attained	Restricted Stock Grant (4)	Additional Cash Award (5)
Mr. Walters	105%	150%	$915,970	1,443,371	100%	49,649	$433,011
Mr. Travis	55%	103%	$388,220	220,303	100%	7,578	$66,091
Mr. Magill	60%	103%	$502,799	311,261	100%	10,707	$93,379
Mr. Graham	55%	84%	$292,934	136,007	100%	4,678	$40,802

(1)	Individual NEO’s percentage of salary opportunity at 100% goal achievement for LTI stock awards.
(2)	Plan Achievement percentage is the “Total %” column in the previous table.
(3)	The value of LTI stock to be awarded is derived by taking the NEO’s base salary times the plan achievement % times the weight %.
(4)	The amount of restricted stock grants to be awarded is derived by taking the value of the LTI stock to be awarded times the stock ownership requirement attained divided by the closing market price of the Company’s stock on the date of grant times 70%.
(5)	The amount of the Additional Cash Award (“ACA”) to be given is derived by taking the balance of the LTI Stock Award to be granted after deducting the value of restricted stock grants. The ACA is to be paid out in fiscal year 2018, but no later than June 30th of each year, and is contingent upon the executive’s continued employment through such payout date. The award to be given is meant to help alleviate some of the executive’s tax burden associated with the vesting of restricted stock grants, which helps facilitate the continued ownership of the stock awards granted to our NEOs.
(6)	The annual maximum value of LTI equity awards are as follows:

Executives’ Name
Mr. Walters	1.68 x Salary
Mr. Magill	0.66 x Salary
Mr. Travis	0.61 x Salary
Mr. Graham	0.50 x Salary

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis section of the Company’s 2018 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2018 and its Annual Report.

THE ENNIS, INC. COMPENSATION COMMITTEE

Alejandro Quiroz, Chairman

Godfrey M. Long, Jr.

James C. Taylor

Summary Compensation Table

The following table sets forth, for the fiscal year ended February 28, 2018, compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer, and the other two executive officers.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Keith S. Walters	2018	$915,970	$—	$743,685	$—	$1,374,639	$156,498	$215,250	$3,406,042
Chairman of the Board,	2017	$915,970	$—	$1,048,335	$—	$816,260	$37,536	$217,920	$3,036,021
President and Chief Executive Officer	2016	$915,970	$—	$759,795	$—	$995,570	$170,359	$216,920	$3,058,614
Richard L. Travis, Jr.	2018	$388,220	$—	$113,670	$—	$400,551	$64,027	$73,597	$1,040,065
Vice President—Finance, Chief	2017	$388,220	$—	$160,145	$—	$238,507	$93,035	$53,747	$933,654
Financial Officer and Treasurer	2016	$388,220	$—	$124,237	$—	$290,166	$(27,302)	$13,448	$788,769
Michael D. Magill	2018	$502,799	$—	$160,539	$—	$518,770	$45,433	$108,000	$1,335,541
Executive Vice President	2017	$502,799	$—	$226,245	$—	$307,456	$32,275	$73,000	$1,141,775
and Secretary	2016	$502,799	$—	$170,153	$10,860	$384,105	$15,236	$49,550	$1,132,703
Ronald M. Graham	2018	$292,934	$—	$70,261	$—	$247,286	$96,757	$54,301	$761,539
Vice President—Administration	2017	$292,934	$—	$98,261	$—	$147,508	$119,616	$43,794	$702,113
	2016	$292,934	$—	$83,783	$—	$179,148	$(11,135)	$15,435	$560,165

(1)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, of restricted stock units granted during fiscal year 2018, 2017, and 2016. All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting. The assumptions used to calculate these values are set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report. Also included is the ACA awards declared on April 21, 2017, and to be paid prior to June 30, 2017 in the following amounts: Mr. Walters - $148,735, Mr. Travis - $22,716, Mr. Magill - $32,095, and Mr. Graham - $14,026. The award given is meant to help alleviate some of the executive’s tax burden associated with the vesting of restricted stock grants, which helps facilitate the continued ownership of the stock awards granted to our NEOs.
(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with ASC Topic 718, for awards of stock options granted during the fiscal years ended 2018, 2017, and 2016. All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period. The assumptions used to calculate these values are set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report.
(3)	The amounts in this column were awarded under the Company’s Bonus Plan (the “Bonus Plan”) based on results achieved (see pages 35 and 36 of this Proxy Statement for further details).
(4)

The actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan using the actuarial process specified by the Pension Plan. For NEOs who leave and have not completed five years’ vesting service, amounts assume vesting in all cases and retirement at age 65. In addition, the earnings on Company contributions in the Deferred Compensation Plan are reflected in the column. The Company contributions are invested in an array of mutual funds held in a Rabbi Trust. The investment returns are consistent with the type of funds available for retirement funds and are similar to the funds available in the Company’s 401(k) Plan. Mr. Walters also has 20,000 share units of phantom stock in the Company Deferred Compensation Plan. The amount in this column for Mr. Walters also includes the change in value and dividends accrued during this year.
(5)	Information regarding the amount included in this column is as follows:

Executives’ Name	Company Contribution to Benefit Plans (a)	Perquisites and Other Personal Benefits (b)	Other (c)	Total
Keith S. Walters	$203,250	$12,000	$—	$215,250
Richard L. Travis, Jr.	$63,882	$8,000	$1,715	$73,597
Michael D. Magill	$100,000	$8,000	$—	$108,000
Ronald M. Graham	$43,296	$8,000	$3,005	$54,301

(a)	The contributions made to the Ennis Deferred Compensation Plan for supplemental retirement benefits. The amounts are awarded by the Compensation Committee on an annual basis. The actual contribution was $200,000 for Mr. Walters; $60,000 for Mr. Travis; $100,000 for Mr. Magill; and $40,000 for Mr. Graham. In addition, each of the NEOs was eligible for an additional 25% match to any savings in the Company’s 401(k) Plan. The match contributions were: Mr. Walters, $3,250; Mr. Travis, $3,882; Mr. Magill, $0; and Mr. Graham, $3,296.
(b)	The amount received by the NEOs for auto allowance.
(c)	The amount paid for supplemental executive life insurance premiums during this fiscal year for Mr. Walters, Mr. Travis, and Mr. Graham.

In connection with the sale of the Company’s apparel segment to Gildan Activewear, Inc. in May 2016, the Company was required to place $2.0 million of the purchase price in escrow as a source of funds to pay any liabilities that arose post-closing from an employment contract with a former executive officer of the Company (Irshad Ahmad). The Company believed in good faith, based on consultation with its advisors, that no liability existed with respect to the employment contract, and as such, recorded a receivable for the full amount of the funds held in escrow. In January 2017, the purchaser, without notice to the Company, voluntarily paid $2.0 million to the former officer of the Company associated with a “change in control” trigger and requested that all of the escrowed funds be released to it as reimbursement. The Company denied the request, due in part because of the purchaser’s failure to provide the Company prior notice and a right to defend as the Company believes was contractually required. In February 2018 an arbitrator ruled in favor of Gildan but did not authorize the release of the escrow funds, as his opinion was appealable. Although the Company has filed a complaint to vacate the arbitrator’s opinion, in the fourth quarter of fiscal year 2018 the Company wrote off the full amount of the receivable.

Grants of Plan-Based Awards

The following table provides information on restricted stock grants and ACA contingent awards to the NEOs received during fiscal year ended February 28, 2018.

Executives’ Name	Date of Grant	Number of Shares Awarded (1)	Grant Date Fair Value of Restricted Stock Awards (2)	Additional Cash Award (3)	Total Value of LTI Awards
Keith S. Walters	04/21/2017	36,500	$594,950	$148,735	$743,685
Richard L. Travis, Jr.	04/21/2017	5,580	$90,954	$22,716	$113,670
Michael D. Magill	04/21/2017	7,880	$128,444	$32,095	$160,539
Ronald M. Graham	04/21/2017	3,450	$56,235	$14,026	$70,261

(1)	The restricted stock grants vest in equal installments on successive anniversaries over three years. The restricted stock grants are awarded as part of the LTI Program.

(2)	The “Grant Date Fair Value of Restricted Stock Awards” is based on the closing market price of the common stock ($16.30 at April 21, 2017) times the number of shares awarded. For the value of these grants as of February 28, 2018, see the following table.
(3)	The Board approved, upon recommendation by the Compensation Committee, to help alleviate some of each executive’s tax burden associated with the vesting of restricted stock and to promote continued ownership of stock awarded, a percentage of the total value of LTI awards to be granted to the NEOs be awarded in cash, the Additional Cash Award or ACA. This percentage was set at 20% for the awards granted on April 21, 2017.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock held by the current NEOs as of February 28, 2018.

	Option Awards					Stock Awards (2)
Executives’ Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Stock Awards Number of Shares or Units of Stock Awards That Have Not Vested	Market Value of Shares or Units of Stocks That Have Not Vested (3)
Keith S. Walters	4/17/2015	—	—			18,500	$360,750
	4/22/2016	—	—			21,362	$416,559
	4/21/2017	—	—			36,500	$711,750
Richard L. Travis, Jr.	4/29/2009	10,000	—	$8.94	4/29/2019	—	—
	4/29/2010	15,000	—	$18.46	4/29/2020	—	—
	4/21/2011	23,641	—	$17.57	4/21/2021	—	—
	4/20/2012	10,229	—	$15.48	4/20/2022	—	—
	4/19/2013	2,720	—	$14.05	4/19/2023	—	—
	4/17/2015	—	—			3,025	$58,988
	4/22/2016	—	—			3,263	$63,629
	4/21/2017	—	—			5,580	$108,810
Michael D. Magill	4/29/2010	20,000	—	$18.46	4/29/2020	—	—
	4/21/2011	29,551	—	$17.57	4/21/2021	—	—
	4/20/2012	23,327	—	$15.48	4/20/2022	—	—
	4/19/2013	10,157	—	$14.05	4/19/2023	—	—
	4/17/2014	5,523	—	$15.78	4/17/2024	—	—
	4/17/2015	3,232	1,616	$13.69	4/17/2025	—	—
	4/17/2015	—	—			4,143	$80,789
	4/22/2016	—	—			4,610	$89,895
	4/21/2017	—	—			7,880	$153,660
Ronald M. Graham	4/29/2009	5,000	—	$8.94	4/29/2019	—	—
	4/29/2010	7,500	—	$18.46	4/29/2020	—	—
	4/17/2015	—	—			2,040	$39,780
	4/22/2016	—	—			2,002	$39,039
	4/21/2017	—	—			3,450	$67,275

(1)	The stock option awards granted on April 29, 2009, vested in equal annual installments over four years. All other stock option awards vested or will vest in equal annual installments over three years. The Board does not adjust the strike price on issued options due to market declines in the stock, nor do they cancel stock options and reissue like amounts of stock at lower market prices.
(2)	The awards of restricted stock granted vest in equal annual installments over three years.
(3)	Calculated using the NYSE closing price of $19.50 per share of common stock on February 28, 2018.

Option Exercises and Stock Vested

The following table provides information as to each of the NEOs information on exercises of stock options and the vesting of restricted stock awards during the fiscal year ended February 28, 2018, including: (i) the number of shares of common stock underlying options exercised; (ii) the aggregate dollar value realized upon the exercise of such options; (iii) the number of shares of common stock received from the vesting of awards of restricted stock; and (iv) the aggregate dollar value realized upon such vesting, based on the vesting date of the restricted stock awards reflected in the table.

	Option Awards		Stock Awards
Executives’ Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Keith S. Walters	—	$—	42,650	$671,218
Richard L. Travis, Jr.	—	$—	6,867	$108,006
Michael D. Magill	—	$—	9,283	$146,079
Ronald M. Graham	—	$—	4,528	$71,161

(1)	The amount realized equals the difference between the fair market value of common stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.
(2)	The amount realized is based on the market value of the stock at date of vesting.

Pension Benefits

We have a noncontributory retirement plan that covers approximately 8% of our employees. The plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a retirement age of 65. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan. However, due to restrictions imposed by the Code, effective January 1, 2002, the maximum annual compensation covered by the plan is limited to $210,000. Future years’ maximum can be increased for inflation (for 2018, the maximum is $275,000).

The following table shows the present value, as of February 28, 2018, of the benefits of the NEOs under the Pension Plan.

Executives’ Name	Plan	Number of Years Credited Service (1)	Change in Present Value of Accumulated Benefit During the Year	Present Value of Accumulated Benefit (2)	Payments During Fiscal 2016
Keith S. Walters	Ennis, Inc. DB Pension Plan	20.5	$54,410	$841,854	$—
Richard L. Travis, Jr.	Ennis, Inc. DB Pension Plan	12.2	$59,747	$427,070	$—
Michael D. Magill	Ennis, Inc. DB Pension Plan	14.2	$41,038	$510,147	$—
Ronald M. Graham	Ennis, Inc. DB Pension Plan	20.0	$66,571	$824,922	$—

(1)	Credited service began on the date the NEO became eligible to participate in the plan. Participation began on January 1 following the year of employment. Accordingly, each of the NEOs has been employed by Ennis for longer than the years of credited service shown above.
(2)	The assumptions and valuation methods used to calculate the present value of the Accumulated Pension Benefits shown are the same as those used by the Company for financial reporting purposes and are described in Note 12 to Ennis Annual Report.

Nonqualified Contribution and Deferred Compensation in Last Fiscal Year

The following table shows the information about the contributions and earnings, if any, credited to the accounts maintained by the NEOs under nonqualified contribution and deferred compensation agreements, any withdrawals or distributions from the accounts during fiscal year 2018, and the account balances on February 28, 2018.

Executives’ Name	Aggregate Balance at March 1, 2017	Executive Contribution in Fiscal Year 2018(1)	Registrant Contribution in Fiscal Year 2018 (2)	Aggregate Earnings (loss) in Fiscal Year 2018 (3)	Aggregate Withdrawals/ Distribution	Aggregate Balance at February 28, 2018
Keith S. Walters	$7,223,986	$120,000	$203,250	$122,070	$—	$7,669,306
Richard L. Travis, Jr.	$2,617,366	$65,000	$63,882	$16,360	$—	$2,762,608
Michael D. Magill	$717,835	$—	$100,000	$4,663	$—	$822,498
Ronald M. Graham	$647,264	$36,877	$43,296	$39,551	$—	$766,988

(1)	The NEOs are able to defer a percentage of their salary and bonus upon voluntary elections made by them into the Ennis Deferred Compensation Plan. The amounts indicated represent the portions so deferred by each NEO last fiscal year. The amounts indicated have been included in the salary column of the Summary Compensation Table on page 37 of this Proxy Statement.
(2)	Amounts represent contributions made by the Company for the 2018 fiscal year to the Ennis Deferred Compensation Plan for Supplemental Retirement Benefits. The amounts are awarded each year by the Compensation Committee. In addition, amounts indicated include the Company’s 401(k) Plan match of the following amounts: Mr. Walters, $3,250; Mr. Travis, $3,882; Mr. Magill, $0; and Mr. Graham, $3,296. Amounts indicated have been included in the “All Other Compensation” column of the Summary Compensation Table on page 37 of this Proxy Statement.
(3)	Amounts representing earnings on Company contributions during the year for each NEO as follows: $102,088, $4,280, $4,395, and $30,186 for Mr. Walters, Mr. Travis, Mr. Magill, and Mr. Graham, respectively, have been included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 37 of this Proxy Statement. Included in this amount for Mr. Walters is the $80,500 gain during the year on his 20,000 shares of phantom stock.

Potential Payments upon Termination or Change in Control

The following tables summarize the estimated payments to be made under certain circumstances to each NEO as more completely described in the Employment Agreements section in the Compensation Disclosure and Analysis of this Proxy Statement. For the purposes of the quantitative disclosure in the following tables, and accordance with SEC regulations, we have assumed that the termination took place on February 28, 2018, the last day of the most recently completed fiscal year.

The following table describes payments that would be required to each of our NEOs in the event of a “Change in Control” as defined by the Employment Agreements.

	CHANGE IN CONTROL
Executives’ Name	Salary/ Bonus/ ACA Awards (1)	Group Benefit Plans Continuation (2)	Other Benefits (3)	Pension Benefits	Deferred Compensation (4)	Equity Awards (5)	Total
Keith S. Walters	$5,624,085	$5,764	$1,273,527	$841,854	$7,669,306	$1,489,059	$16,903,595
Richard L. Travis, Jr.	$1,298,886	$2,753	$20,000	$427,070	$2,762,608	$454,199	$4,965,516
Michael D. Magill	$1,684,700	$5,764	$20,000	$510,147	$822,498	$600,021	$3,643,130
Ronald M. Graham	$908,936	$5,764	$20,000	$924,922	$766,988	$206,694	$2,833,304

(1)

Amounts indicated in the table are as of February 28, 2018. When termination is a result of change in control as defined in Employment Agreements and qualifies for change in control, severance payment is equal to 2.99 times Mr. Walters’ base salary and prior year’s (fiscal year 2017) bonus and ACA awards. All other NEOs would receive amounts equal to 2.0 times their base salary and prior year’s (fiscal year 2017) bonus and ACA awards. All wages and salary, bonuses, fringe benefits, pension benefits and other deferred compensation arising out of the employment relationship are treated as compensation. Transfers of stock options and stock grants are also treated as compensation payments. If current salary and prior year’s (fiscal year 2018) bonuses and ACA awards were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows: Mr. Walters, $8,226,000; Mr. Travis, $1,733,000; Mr. Magill, $2,260,000; and Mr. Graham, $1,180,000.
(2)	All NEOs would receive three months of continued group benefits.
(3)	All NEOs would receive up to $20,000 toward outplacement services.
(4)	Aggregate account value as of February 28, 2018. The amounts shown in the Nonqualified Contribution and Deferred Compensation in Last Fiscal Year table on page 41 of this Proxy Statement include the amounts shown in this column.
(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of the common stock as of February 28, 2018 ($19.50), multiplied by the number of such options as of February 28, 2018, plus (ii) the outstanding stock grants as of February 28, 2018, multiplied by the closing price of the common stock.

Under the terms of the Employment Agreements, the NEOs are entitled to a “tax gross up” in connection with a termination and severance in connection with a change in control. If the NEO becomes subject to taxes of any state, local, or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then in addition to any other benefits provided under or pursuant to the Employment Agreement, the Company shall pay to the NEO an amount equal to the amount of any such taxes imposed or to be imposed on the NEO. In addition, the Company will “gross up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by the NEO as a result of this gross up payment. Included in Other Benefits column above is the following approximate “tax gross up” payment that would be required: Mr. Walters—$1,254,000. If current year’s bonuses and ACA awards were used the following “tax gross up” would be required: Mr. Walters—$1,920,000.

The following table describes payments that would be required to each of our NEOs in the event of a termination “without cause,” as defined by the Employment Agreements.

	WITHOUT CAUSE
Executives’ Name	Salary/ Bonus/ ACA Awards (1)	Group Benefit Plans Continuation (2)	Other Benefits (3)	Pension Benefits	Deferred Compensation (4)	Equity Awards (5)	Total
Keith S. Walters	$1,880,965	$5,764	$20,000	$841,854	$7,669,306	$1,489,059	$11,906,948
Richard L. Travis, Jr.	$649,443	$2,753	$20,000	$427,070	$2,762,608	$454,199	$4,316,073
Michael D. Magill	$842,350	$5,764	$20,000	$510,147	$822,498	$600,021	$2,800,780
Ronald M. Graham	$454,468	$5,764	$20,000	$924,922	$766,988	$206,694	$2,378,836

(1)	Amounts indicated in the above table are as of February 28, 2018. When a termination is “without cause,” as defined by the Employment Agreements, the severance amounts would be calculated as follows: 1.0 times fiscal year 2018 base salary and prior year’s (fiscal year 2017) bonus and ACA awards. If current salary and prior year’s (fiscal year 2018) bonuses and ACA awards were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows: Mr. Walters, $2,751,000; Mr. Travis, $867,000; Mr. Magill, $1,130,000; and Mr. Graham, $590,000.
(2)	All NEOs would receive three months of continued group benefits.
(3)	All NEOs would receive up to $20,000 toward outplacement services.
(4)	Aggregate account value as of February 28, 2018. The amounts shown in the Nonqualified Contribution and Deferred Compensation in Last Fiscal Year table on page 41 of this Proxy Statement include the amounts shown in this column.
(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of the common stock as of February 28, 2018 ($19.50), multiplied by the number of such options as of February 28, 2018, plus (ii) the outstanding restricted stock grants as of February 28, 2018, multiplied by the closing price of the common stock.

The following table describes payments that would be required to each of our NEOs in the event of a termination “with cause,” as defined by the Employment Agreements.

	WITH CAUSE
Executives’ Name	Salary/ Bonus/ ACA Awards	Group Benefit Plans Continuation	Other Benefits	Pension Benefits	Deferred Compensation (1)	Equity Awards (2)	Total
Keith S. Walters	$—	$—	$—	$841,854	$7,669,306	$—	$8,511,160
Richard L. Travis, Jr.	$—	$—	$—	$427,070	$2,762,608	$222,772	$3,412,450
Michael D. Magill	$—	$—	$—	$510,147	$822,498	$266,288	$1,598,933
Ronald M. Graham	$—	$—	$—	$924,922	$766,988	$60,600	$1,752,510

(1)	Aggregate account value as of February 28, 2018. The amounts shown in the Nonqualified Contribution and Deferred Compensation in Last Fiscal Year table on page 41 of this Proxy Statement include the amounts shown in this column.
(2)	Calculated as the difference between the exercise price of all vested in-the-money options and the closing price of the common stock as of February 28, 2018 ($19.50), multiplied by the number of such options as of February 28, 2018.

The following table describes payments that would be required to each of our NEOs in the event of a disability, or death termination as defined by the Employment Agreements.

	TERMINATION DUE TO DISABILITY		TERMINATION DUE TO DEATH
Executives’ Name	Compensation	Benefits (1)	Benefits (2)
Keith S. Walters	$—	$—	$163,000
Richard L. Travis, Jr.	$—	$180,000	$750,000
Michael D. Magill	$—	$—	$163,000
Ronald M. Graham	$—	$—	$663,000

(1)	Reflects monthly long term disability benefits of $5,000 until the age of 65.
(2)	Each NEO’s benefits include basic life insurance benefits of $250,000, which is reduced by 35% upon the NEO reaching 65 years of age. The benefits of Mr. Travis and Mr. Graham include $500,000 non-qualified life insurance benefits. Mr. Graham’s $500,000 policy will expire at the end of May and will not be renewed.

CEO PAY RATIO

For the fiscal year ended February 28, 2018, the median annual total compensation of all employees of the Company (other than our CEO) was $46,820. Based on this information and the reported total compensation as reported in the Summary Compensation Table for our CEO, the ratio of the total compensation of our CEO to the median annual total compensation of all employees was 73 to 1.

To identify the median employee, we conducted an analysis of our total employee population as of December 31, 2017, without the use of statistical sampling. We determined our median employee using “total compensation” paid during the full year 2017. Total compensation consisted of gross wages to include base wages, overtime, shift differential, incentives, paid time off and perquisites, as applicable. We did not annualize gross wages for employees who were not employed for the full year in 2017. After selecting the median employee, we calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of our CEO, as reported in the “Summary Compensation Table” on page 37. The annual total compensation of our CEO was $3,406,042.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K of the SEC using data and methodology summarized above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our estimated pay ratio as disclosed above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

Equity Compensation Plan Table

The following table provides information about securities authorized for issuance under the Company’s equity compensation plan as of February 28, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities available for future issuances under equity compensation plans (excluding securities reflected in column (a)) ( c )
Equity compensation plans approved by the security holders (1)	325,171	$15.95	529,408
Equity compensation plans not approved by security holders	—	—	—

Total	325,171	$15.95	529,408

(1)	Refers to the LTI Plan. Includes grants of 152,675 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

See Executive Compensation – Employment Agreements section of this Proxy Statement for a description of Employment Agreements between us and our current NEOs.

During fiscal year 2018, there were no transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our named executives and directors, had or will have a direct or indirect material interest. Any transaction involving a related party or a potential conflict of interest must be reviewed and approved by our Board of Directors prior to being entered into by the Company.

See Corporate Governance Matters – Code of Business Conduct & Ethics section of this Proxy Statement for a discussion of our policies and procedures related to conflicts of interest.

See Corporate Governance Matters – Director Independence section of this Proxy Statement for a description of director independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership of the common stock with the SEC and the NYSE, and furnish the Company with copies of the forms filed. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations of our officers and directors, during the year ended February 28, 2018, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis.

OTHER MATTERS

The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

DIRECTIONS TO ENNIS 2018 ANNUAL MEETING

If traveling from the North on 1-35 East:

If on I-35E, travel South on US Hwy 287 (Ft. Worth exit), exit and take US Hwy 287 North toward Ft. Worth until you reach Midlothian (Do not take 287 Business In Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the North on US Hwy 67:

lf traveling on US Hwy 67, travel South to Hwy 287 South (Do not take 287 Business In Midlothian). Take Hwy 287 South and exit at FM 663/14th St., proceed to 14th St., and turn right. Follow 14th St. until you reach Mount Zion Rd. and turn left. Continue approximately 1 block to Community Circle and turn left. The Conference Center will be on the right In the larger of the two buildings.

If traveling from the East:

lf traveling from the East, take US Hwy 287 North until you reach Midlothian (Do not take 287 Business In Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the West:

lf traveling from the West, take US Hwy 287 South until you reach Midlothian and take the FM 663/14th St. exit. Proceed to 14th St., turn right and continue to Mount Zion Rd. Turn left onto Mount Zion Rd. and proceed to Community Circle and turn left. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the South:

lf traveling from the South, take I-35E and head North to US Hwy 287 North (Ft. Worth exit). Exit and take US Hwy 287 North until you reach Midlothian (Do not take 287 Business In Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on July 18, 2018.

Vote by Internet
• Go to www.envisionreports.com/EBF • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Godfrey M. Long, Jr.	☐	☐	☐	02 - Troy L. Priddy	☐	☐	☐	03 - Alejandro Quiroz	☐	☐	☐

*Terms ending in 2021
		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2019.	☐	☐	☐	3.	To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENNIS, INC.

ANNUAL MEETING OF SHAREHOLDERS

July 18, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Keith S. Walters and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc. held of record by the undersigned at the close of business on May 21, 2018 at the Annual Meeting of Shareholders to be held July 18, 2018 or any adjournment thereof.

The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3 and in the Proxies’ discretion on matters arising under 4. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

01 - Godfrey M. Long, Jr.	☐	☐	☐	02 - Troy L. Priddy	☐	☐	☐	03 - Alejandro Quiroz	☐	☐	☐

*Terms ending in 2021

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2019.	☐	☐	☐	3.	To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENNIS, INC.

ANNUAL MEETING OF SHAREHOLDERS

July 18, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Keith S. Walters and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc. held of record by the undersigned at the close of business on May 21, 2018 at the Annual Meeting of Shareholders to be held July 18, 2018 or any adjournment thereof.

The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3 and in the Proxies’ discretion on matters arising under 4. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.